                                                                      Exhibit 2

                              ACQUISITION AGREEMENT

                                      among

                        THE REYNOLDS AND REYNOLDS COMPANY

                                       and

                              SALCRIS CORPORATION,

                              SC ACQUISITION CORP.,

                                HENRY W. DONALD,

                       LYNN D. DONALD, Individually and as

                           Trustee of the Duty Trust,

                                THOMAS C. DONALD,

                                 MARK A. GRIFFIN

                                       and

                                  JOHN H. EADS

                            dated as of May 10, 1995

                                TABLE OF CONTENTS

                                                                                                Page

1.  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.1     Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.2     Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . .    2
    1.3     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    1.4     Manner and Basis for Converting Shares . . . . . . . . . . . . . . . . . . . . . .    3
    1.5     Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    1.6     Delivery of Reynolds Shares, Escrow Shares and Management Bonuses. . . . . . . . .    6
    1.7     Effective Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    1.8     Effect of the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    1.9     Issuance and Registration of Reynolds Shares . . . . . . . . . . . . . . . . . . .    8

2.  REPRESENTATIONS AND WARRANTIES OF SALCRIS  . . . . . . . . . . . . . . . . . . . . . . . .    8
    2.1     Corporate Action; Corporate Power and Authority  . . . . . . . . . . . . . . . . .    8
    2.2     No Conflict With Other Agreements or Laws  . . . . . . . . . . . . . . . . . . . .    9
    2.3     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    2.4     The Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    2.5     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    2.6     Section 368(a) Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    2.7     Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    2.8     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    2.9     Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    2.10    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
    2.11    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
    2.12    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
    2.13    Litigation; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . .   14
    2.14    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    2.15    Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    2.16    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    2.17    Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . .   16
    2.18    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    2.19    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    2.20    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    2.21    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    2.22    Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    2.23    Corporate Documents, Books and Records . . . . . . . . . . . . . . . . . . . . . .   21
    2.24    Officers and Directors and Certain Authorized Persons  . . . . . . . . . . . . . .   22
    2.25    Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
    2.26    Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    2.27    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    2.28    Additional Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

3.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE BENEFICIAL PARTIES  . . . . . .   28
    3.1     Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
    3.2     Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
    3.3     Salcris' Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    3.4     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29


    3.5     Beneficial Parties Representations . . . . . . . . . . . . . . . . . . . . . . . .   30


4.  REPRESENTATIONS AND WARRANTIES OF REYNOLDS AND NEWCO . . . . . . . . . . . . . . . . . . .   30
    4.1     Corporate Action; Corporate Power and Authority  . . . . . . . . . . . . . . . . .   30
    4.2     No Conflict With Other Agreements or Laws  . . . . . . . . . . . . . . . . . . . .   30
    4.3     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    4.4     Section 368(a) Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

5.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    5.1     Conduct of Business Prior to the Effective Time  . . . . . . . . . . . . . . . . .   31
    5.2     Notification of Material Adverse Changes . . . . . . . . . . . . . . . . . . . . .   31
    5.3     Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    5.4     Consents, Waivers and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .   32
    5.5     Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    5.6     Additional Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    5.7     Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    5.8     Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    5.9     Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    5.10    Reynolds' Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    5.11    Shareholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    5.12    Satisfaction of Salcris Obligations and Termination Payments . . . . . . . . . . .   34

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF REYNOLDS AND NEWCO  . . . . . . . . . . . . . . . .   34
    6.1     Salcris Representations True at Closing  . . . . . . . . . . . . . . . . . . . . .   34
    6.2     Shareholder and Beneficial Parties Representations True at Closing . . . . . . . .   34
    6.3     Covenants of Salcris . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    6.4     Covenants of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    6.5     No Injunction, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.6     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.7     Incumbency; Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.8     Consents, Waivers and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.9     Absence of Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . .   35
    6.10    Certified Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.11    Basic Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.12    Certificate and Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . .   35
    6.13    Payment of Affiliate Receivables/Payables. . . . . . . . . . . . . . . . . . . . .   36
    6.14    Termination of Restrictions on Salcris Shares  . . . . . . . . . . . . . . . . . .   36
    6.15    Escrow Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    6.16    Reynolds' Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    6.17    Salcris Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    6.18    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    6.19    Agreements Not to Compete. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    6.20    Termination and Release of Agreements  . . . . . . . . . . . . . . . . . . . . . .   36
    6.21    Outstanding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    6.22    Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    6.23    Transaction Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    6.24    TeleClaims Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

                                                                              ii


    6.25    Assignment of Third Party Software . . . . . . . . . . . . . . . . . . . . . . . .   37
    7.1     Representations True at Closing  . . . . . . . . . . . . . . . . . . . . . . . . .   37
    7.2     Covenants of the Reynolds Companies  . . . . . . . . . . . . . . . . . . . . . . .   37
    7.3     Certified Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.4     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.5     No Injunction, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.6     Consents, Waivers and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.7     Incumbency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.8     Escrow Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.9     Certificate and Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . .   38
    7.10    Absence of Material Adverse Change.    . . . . . . . . . . . . . . . . . . . . . .   38
    8.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    8.2     Tax Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

9.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    9.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    9.2     Transactions at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    9.3     Default at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

10. EMPLOYEES OF SALCRIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    10.1    Identification of Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    10.2    Evaluation of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    10.3    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

11. FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

12. SURVIVAL OF REPRESENTATIONS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . .   41

13. CONFIDENTIALITY OF INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

14. TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

15. TRANSACTION EXPENSES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
    15.2    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    15.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

16. INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    16.1    Indemnification of the Reynolds Companies and the Surviving Corporation by the
            Shareholders and the Beneficial Parties. . . . . . . . . . . . . . . . . . . . . .   43
    16.2    Indemnification of Salcris by the Reynolds Companies and the Surviving
            Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    16.3    Procedures for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .   44
    16.4    Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    16.5    Settlement of Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . .   46
    16.6    Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

17. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    17.1    Accounting Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    17.2    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    17.3    Assignment; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
    17.4    Headings; Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . .   50
    17.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

    17.6    Integration of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    17.7    Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    17.8    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    17.9    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    17.10   Partial Illegality or Unenforceability . . . . . . . . . . . . . . . . . . . . . .   51
    17.11   Right to Proceed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    17.12   Effect of Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    17.13   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    17.14   "Knowledge". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    18.1    Indemnification by Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . .   53
    18.2    Indemnification By Reynolds  . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    18.3    Calculation of Indemnity Payment . . . . . . . . . . . . . . . . . . . . . . . . .   54
    18.4    Tax Contests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
    18.5    Time of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
    18.6    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

                                                                              iv

                              ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT is made this 10th day of May, 1995 by and among THE REYNOLDS AND REYNOLDS COMPANY ("REYNOLDS"), SC ACQUISITION CORP. ("NEWCO"), SALCRIS CORPORATION ("SALCRIS"), HENRY W. DONALD, LYNN D. DONALD, both individually and as trustee of the Duty Trust (collectively, the "SHAREHOLDERS"), MARK A. GRIFFIN, JOHN H. EADS (collectively, the "MANAGEMENT"), and THOMAS C. DONALD. The Management and Thomas C. Donald shall be collectively referred to as the "BENEFICIAL PARTIES". The Shareholders and Thomas C. Donald shall be collectively referred to as the "DONALD SHAREHOLDERS".

                                    RECITALS

      Salcris is a duly organized and incorporated Alabama corporation, and its authorized capital stock consists of 1000 shares of common stock, no par value (the "SALCRIS SHARES"), 967 of which are issued and outstanding on the date of this Acquisition Agreement (the "AGREEMENT").

      Newco is a duly organized and incorporated Ohio corporation, and its authorized capital stock consists of 850 shares of common stock, no par value (the "NEWCO SHARES"), 100 of which are issued and outstanding as of the date of this Agreement and all of which are owned by Reynolds.

      The respective boards of directors of Salcris and Newco (i) have approved the merger of Newco with and into Salcris upon the terms and conditions of this Agreement (the "MERGER"), the Escrow Agreement attached as Schedule 1 (the "ESCROW AGREEMENT") and the Escrow Agreement attached as Schedule 2 (the "DONALD ESCROW AGREEMENT"), and (ii) deem the Merger to be in the best interests of their respective shareholders.

      This Agreement has been approved by Reynolds as the sole shareholder of Newco and will be considered by the shareholders of Salcris at a meeting to be held on or about May 10, 1995.

      The parties intend that this Agreement constitute a plan of reorganization and that the transactions contemplated herein qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

      A portion of the Reynolds Shares (as defined below) will be placed in an escrow by Reynolds to be maintained by The Land Title Company of Alabama in Birmingham, Alabama (the "ESCROW AGENT") and will be subject to possible return to Reynolds under conditions specified in the Escrow Agreement and in this Agreement as a mechanism to secure the performance by Salcris and the Shareholders of their obligations to Reynolds under this Agreement. A portion of the Reynolds Shares (excluding any of the Reynolds Shares transferred in consideration of the Non-compete Agreements (as hereinafter defined) (the "NON-COMPETE SHARES") will be placed in an escrow for two years by Reynolds to be maintained by The Land Title Company of Alabama in Birmingham, Alabama (the "DONALD ESCROW AGENT") and will be released to the Donald Shareholders in accordance with the terms of the Donald Escrow Agreement. The Donald Shareholders and Management shall bear fifty percent (50%) of the expense of any costs associated with the Escrow Agreement and the Donald Escrow Agreement, and Reynolds shall bear fifty percent (50%) of the costs associated with the Escrow Agreement and the Donald Escrow Agreement.

      The parties intend that notwithstanding such escrow arrangements, after the Closing (as defined below), the Donald Shareholders shall be considered the beneficial owners of the escrowed Reynolds Shares for federal income tax purposes so that the Reynolds Shares will be treated as received by the Donald Shareholders at that time for federal income tax purposes. The Escrow Agreement and the Donald Escrow Agreement will provide for the immediate distribution to the Donald Shareholders of any dividends or other distributions paid by Reynolds on the Reynolds Shares held in escrow (except as a result of any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other similar change in Reynolds Shares) and the distribution to Management of any interest paid on the cash held in escrow. The Donald Shareholders will be entitled to exercise all voting rights associated with such shares as if they held the Reynolds Shares free of any obligations under the Escrow Agreement.

      The parties intend that by virtue of utilizing such escrow arrangements, no interest income will be imputed under Section 483 (or any other provision) of the Code to the Donald Shareholders upon receipt of the Reynolds Shares out of escrow.

      1.      THE MERGER.

      1.1 Surviving Corporation. At the Effective Time (as defined below), Newco shall be merged with and into Salcris (sometimes referred to in this Agreement as the "SURVIVING CORPORATION"), which shall continue to be governed by the laws of the state of Alabama under the name "Salcris Corporation", and the separate corporate existence of Newco shall thereupon cease. The Merger shall be completed pursuant to and shall have the effect provided in the Ohio General Corporation Law and the Alabama Business Corporation Act, Section 10-2B-11.01 et seq. (the "BCA").

      1.2  Articles of Incorporation and Bylaws.

           (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in the attached Exhibit 1.2(a).

           (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in the attached Exhibit 1.2(b).

      1.3 Directors and Officers. The directors and officers of Newco holding office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation until their successors are duly elected in accordance with the BCA.

      1.4  Manner and Basis for Converting Shares.

           (a) At the Effective Time, the issued shares of capital stock of Newco and Salcris shall, automatically and without any action on the part of the respective holders thereof, convert into shares of stock of the Surviving Corporation as follows:

                (i) Each outstanding Salcris Share (excluding any shares held in Salcris' treasury) shall be converted into and become the right to receive the number of shares of Reynolds' class A common shares, $0.625 par value (the "REYNOLDS SHARES") determined by dividing (A) the quotient obtained by dividing
(x) $7,325,000 (the "BASE VALUE"), less the Adjustment Amount (as defined in this Section) (such quotient being referred to as the "ADJUSTED BASE VALUE"), by
(y) the Base Price (as defined in this Section), rounded up to the next whole number by (B) 967. "BASE PRICE" means the average closing price for a Reynolds Share on the New York Stock Exchange for the twenty (20) trading days immediately preceding the fifth (5th) trading day prior to the Closing, minus $0.035 per share, subject to adjustment as provided in Section 1.5.

                (ii) The Base Value shall be reduced by an amount (the "ADJUSTMENT AMOUNT") equal to (a) $275,000 plus $287,000, which amounts represent, respectively, the aggregate amount payable to Mark Griffin and John Eads in accordance with the terms of their respective employment agreements with Salcris as a result of the Merger (the "MANAGEMENT BONUSES") plus (b) the actual amount of Transaction Expenses (as defined below) in an amount not to exceed $350,000, plus (c) $205,000, which amount represents the aggregate adjustments set forth in Exhibit 1.5(a).

Such Salcris Shares as so converted will be referred to in this Agreement as the "MERGED SHARES";

                (iii) Each outstanding Newco Share shall be converted into one common share of the Surviving Corporation, and the shares resulting from such conversion shall be the only issued and outstanding shares of the Surviving Corporation, all of which will be held by Reynolds; and

                 (iv) Each Salcris Share held in the treasury of Salcris and each option to acquire from Salcris any Salcris Shares shall be canceled, and no payment in respect thereof shall be made.

           (b) At the Closing, holders of the Merged Shares shall be entitled to receive Reynolds Shares in an amount determined in accordance with Section 1.4(a) promptly upon surrender to Reynolds of certificates representing the Merged Shares, accompanied by a letter of transmittal in the form attached hereto as Exhibit 1.4(b) (the "TRANSMITTAL LETTER"). The Transmittal Letter will be prepared and ready for signature at the Closing. Until so surrendered, each outstanding certificate representing Merged Shares shall, after the Closing, be deemed for all purposes to represent only the right to receive payment therefor as previously provided; provided that customary procedures allowing for the surrender and exchange of Merged Shares represented by lost or destroyed certificates shall be provided.

          (c) Notwithstanding the foregoing, neither the Escrow Agent, the Donald Escrow Agent, nor any party hereto shall be liable to any holder of Salcris Shares for any amount paid to any public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) After the Effective Time, no transfer of any Salcris Shares outstanding prior to the Effective Time shall be made on the stock transfer records of the Surviving Corporation.

     1.5 Adjustments. The consideration payable pursuant to Section 1.4(a)(i) shall be adjusted as follows:

          (a) Salcris shall deliver to Reynolds, not later than thirty (30) days after the Closing Date, a balance sheet (the "CLOSING BALANCE SHEET") for Salcris as of April 30, 1995. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the manner that Salcris has historically prepared its balance sheets, taking into account the adjustments to the March 31, 1995 balance sheet that have previously been agreed to between Salcris and Reynolds as set forth in Exhibit 1.5(a). Nothwithstanding the above, the Closing Balance shall reflect all activities of the Business during the month of April, 1995 and will reflect all liabilities required to be recorded in accordance with GAAP. The Closing Balance Sheet shall be accompanied by a determination of the amount of the adjustment, if any, to the Reynolds Shares required by Section 1.5(c).

          (b) Reynolds shall have thirty (30) days from receipt of the Closing Balance Sheet to object to the Closing Balance Sheet or determinations by written notice to the Shareholders. If the Shareholders do not receive notice of an objection within such time, the Closing Balance Sheet and determinations prepared by Salcris shall be final and binding on the parties. If the Reynolds timely notifies the Shareholders of an objection, Reynolds and the Shareholders shall have ten (10) days from the date of Reynolds' notice to resolve the objection. If Reynolds and the Shareholders do not resolve the objection within such time, the certified public accounting firm of Arthur Andersen & Co. (the "INDEPENDENT AUDITORS"), shall resolve the objection within thirty (30) days after expiration of such 10-day period and such resolution shall be final and binding on the parties. In the event the Independent Auditors resolve substantially all objections in the manner proposed by one of the parties, the fees and expenses of the Independent Auditors shall be paid solely by the other party. In all other events, the Shareholders and Reynolds shall each bear fifty percent (50%) of such fees and expenses.

          (c) The Base Value and the Management Bonuses shall be reduced pro rata by the amount the net worth of Salcris on the Closing Balance Sheet is less than $1,295,000 (computed in accordance with GAAP, except as noted on Exhibit 1.5(a), exclusive of the after tax effects of the Adjustment Amount. "NET WORTH" shall mean total assets less total liabilities. The Adjusted Base Value shall be recalculated using the Base Value and Management Bonuses as adjusted, and shall be used to recalculate the number of Reynolds Shares issuable pursuant to
Section 1.4(a)(i). There shall be no adjustment to the Base Value and the Management Bonuses if the Net Worth is greater than $1,295,000.

          (d) Upon final determination of the amount of the adjustment pursuant to Section 1.5(c) (whether by unanimous agreement of the Shareholders and Reynolds, the Shareholders' failure to object to Reynolds' determination or decision of the Independent Auditors), Reynolds shall notify Escrow Agent (with a copy to the Shareholders, Mark Griffin and John Eads) of the amount of the adjustment (the "ADJUSTMENT CLAIM"), even if $0. Escrow Agent shall distribute the amount of Reynolds Shares and Management Bonuses required as a result of the Adjustment Claim to Reynolds pursuant to the Escrow Agreement. If the amount of the Escrow Shares (as defined in the Escrow Agreement) and the Management Bonuses held in escrow is insufficient to satisfy the Adjustment Claim, the holders of the Merged Shares shall remain jointly and severally liable for the balance and shall pay the balance to Reynolds on demand, subject to the limitations on liabilities set forth in Section 16.6.

          (e) If the registration statement filed in accordance with Section 1.9(c) has not been declared effective by the Securities and Exchange Commission (the "SEC") as of the Closing, immediately after the registration statement has been declared effective, Reynolds shall use the Adjusted Base Value (as defined in this Section) to recalculate the number of Reynolds Shares determined in accordance with Section 1.4(a)(i) and the number of Reynolds Shares delivered under Section 1.6(d) (such recalculated number of Reynolds Shares shall be referred to collectively as the "ADJUSTED REYNOLDS SHARES"). "ADJUSTED BASE PRICE" means the average closing price for a Reynolds Share on the New York Stock Exchange for the twenty (20) trading days immediately preceding the fifth
(5th) trading day prior to May 22, 1995, minus $0.035 per share. In the event that the total number of Reynolds Shares delivered at Closing under Section 1.6 is greater than the number of Adjusted Reynolds Shares, the excess Reynolds Shares shall be returned to Reynolds by the Donald Shareholders, the Escrow Agent and the Donald Escrow Agent in proportion to the number of Reynolds Shares that were delivered to each under Section 1.6 at Closing. In the event that the number of Adjusted Reynolds Shares is greater than the total number of Reynolds Shares delivered at Closing under Section 1.6, the excess Reynolds Shares shall be delivered by Reynolds to the Donald Shareholders, the Escrow Agent and the Donald Escrow Agent in proportion to the number of Reynolds Shares that were delivered to each under Section 1.6 at Closing. If the registration statement has not been declared effective as of June 1, 1995, interest will begin accruing from the Closing Date at the monthly rate of one percent (1%) of the number of Adjusted Reynolds Shares (but only if the number of Adjusted Reynolds Shares is greater than the total number of Reynolds Shares delivered at Closing under Section 1.6) until the date of effectiveness of the registration statement, at which time the accrued interest shall be payable by Reynolds in Reynolds Shares, together with the number of excess Reynolds Shares calculated above, to the Donald Shareholders, the Escrow Agent and the Donald Escrow Agent in proportion to the number of Reynolds Shares that were delivered to each under Section 1.6 at Closing. To the extent that the effective date of the registration statement has been delayed by any action or failure to act on the part of any Donald Shareholder, the June 1, 1995 date referred to above shall be delayed on a day-for-day basis.

     1.6  Delivery of Reynolds Shares, Escrow Shares and Management Bonuses.

          (a) At the Closing, upon the receipt of all of the duly executed Transmittal Letters from the holders of the Merged Shares, Reynolds and Newco shall deliver to the holders of the Merged Shares one share less than 50% of the Reynolds Shares determined in accordance with Section 1.4(a)(i), rounded down to the next whole number of shares.

          (b) At the Closing, Reynolds and Newco shall deliver to the Escrow Agent 10% of the total number of Reynolds Shares determined in accordance with
Section 1.4(a)(i), rounded down to the next whole number of shares, which shall be held and distributed in accordance with the Escrow Agreement.

          (c) At the Closing, Reynolds and Newco shall deliver to the holders of the Merged Shares one share more than 40% of the total number of Reynolds Shares determined in accordance with Section 1.4(a)(i), rounded down to the next whole number of shares, which shares shall be delivered immediately by the holders of the Merged Shares to the Donald Escrow Agent to be held and distributed in accordance with the Donald Escrow Agreement.

           (d) At the Closing, in consideration for their execution of the Non-compete Agreements (as defined below), Reynolds and Newco shall deliver to Thomas D. Donald the total number of Reynolds Shares determined by dividing (i) $500,000 by (ii) the Base Price, rounded up to the next whole number of shares; and shall deliver to Henry W. Donald the total number of Reynolds Shares determined by dividing (A) $425,000 by (B) the Base Price, rounded up to the next whole number of shares.

           (e) At the Closing, Reynolds and Newco shall cause the Surviving Corporation to pay to the Escrow Agent 10% of the Management Bonuses in immediately available funds, which shall be held and distributed in accordance with the Escrow Agreement. No taxes will be withheld by Newco, however the Escrow Agent will withhold taxes from any payment of the escrowed amount to Mark
A. Griffin and John H. Eads.

           (f) At the Closing, Reynolds and Newco shall cause the Surviving Corporation to pay to Mark A. Griffin and John H. Eads 90% of the Management Bonuses, less required withholding taxes, in immediately available funds.

           (g) No fractional Reynolds Shares shall be issued in connection with the Merger. Any Reynolds Shares determined in accordance with Section 1.4(a)(i) remaining after calculating the number of shares to be delivered in connection with Sections 1.6 (a), (b) and (c), rounded up to the next whole number of shares, shall be delivered by Reynolds and Newco to the Donald Escrow Agent to be held and distributed in accordance with the Donald Escrow Agreement.

      1.7 Effective Time. Immediately after the Closing, Salcris and Newco will file with the Ohio Secretary of State a certificate of merger in accordance with
Section 1701.81 of the Ohio Revised Code and articles of merger with the Alabama Secretary of State in accordance with Section 10-2B-11.05 of the BCA in the forms attached as Exhibit 1.7. The Merger shall be effective at the time of issuance of the certificate of merger by the Secretary of State of Alabama (the "EFFECTIVE TIME").

      1.8 Effect of the Merger. After the Effective Time and pursuant to the BCA, the Surviving Corporation shall possess all rights, privileges, immunities, powers and purposes of each of Newco and Salcris; all of the property, real and personal, including causes of action and every other asset of Newco and Salcris shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Newco and Salcris. No liability or obligation due or to become due and no claim or demand for any cause existing against either Newco or Salcris, or any shareholder, officer or director thereof, shall be released or impaired by the Merger and no proceeding, whether civil or criminal, then pending by or against Newco or Salcris, or any shareholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in any such action or proceeding in place of Newco or Salcris.

      1.9  Issuance and Registration of Reynolds Shares.

           (a) The Reynolds Shares may be newly issued or treasury shares, at Reynolds' election, provided that Reynolds will comply with the following provisions of this Section 1.9. In any event, all of the Reynolds Shares so issued will be duly and validly authorized and issued, fully paid and nonassessable and covered by an effective listing application with the New York Stock Exchange.

           (b) Salcris acknowledges that the parties intend that the issuance of the Reynolds Shares pursuant to Section 1.6 shall qualify as an exempt transaction under (i) Section 4(2) of the Securities Act of 1933, as amended, and (ii) applicable state securities laws (collectively, the "EXEMPTIONS"). All certificates for the Reynolds Shares shall bear the legends restricting the sale, transfer or disposition of the Reynolds Shares necessary to assure compliance with the Exemptions. Such restrictions shall be removed as soon as the listing application and registration statement contemplated by this Section
1.9 become effective.

           (c) Reynolds shall, at its expense, prepare and file with the SEC a registration statement and any amendments (including post-effective amendments thereto or supplements to any prospectus contained herein), relating to the resale of the Reynolds Shares and will use its best efforts to cause such registration statement and prospectus to become and remain effective for a period of not less than three (3) years from the Closing Date.

           (d) Salcris and the Donald Shareholders will cooperate with Reynolds and provide such information in connection with any registration statement, report of sale or other document reasonably required by Reynolds in the performance of its obligations under this Section 1.9.

2. REPRESENTATIONS AND WARRANTIES OF SALCRIS. Salcris represents and warrants to Reynolds and Newco as follows:

     2.1 Corporate Action; Corporate Power and Authority. This Agreement has been duly approved by the board of directors of Salcris. Salcris has taken all other action required by its Articles of Incorporation and Bylaws or otherwise to authorize the execution and consummation of this Agreement, except for obtaining the approval of the shareholders of Salcris. Subject to obtaining such shareholder approval, this Agreement and each other agreement contemplated hereby which is executed by Salcris will constitute the valid and legally binding obligations of Salcris, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally. Salcris has the power and authority to execute and consummate this Agreement and each other agreement contemplated hereby.

      2.2 No Conflict With Other Agreements or Laws. The execution and consummation by Salcris of this Agreement and each other agreement contemplated hereby will not (a) violate the terms of Salcris's Articles of Incorporation or Bylaws or any instrument, agreement, judgment or decree to which Salcris is a party, or by which Salcris or any of its properties is bound, (b) except as set forth in Exhibit 2.2, be in conflict with, result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such instrument, agreement, judgment or decree, (c) result in the creation or imposition of any lien upon Salcris or its properties or assets, or (d) violate any applicable federal, state, local or foreign law, regulation or order if the result of such violation, conflict, breach, default or lien would have a material adverse affect on Salcris or the Business.

      2.3  Organization and Qualification.

           (a) Salcris is the owner of 100% of the issued and outstanding capital stock of MediSpense Incorporated ("MEDISPENSE").

           (b) Salcris and MediSpense shall be collectively referred to as the "SALCRIS COMPANIES" and individually as a "SALCRIS COMPANY". Each of the Salcris Companies is a corporation duly organized, validly existing and in good standing under the laws of Alabama and has full power and authority to carry on its business as it is now being conducted and to own or lease the properties and assets which it now owns or leases. Each of the Salcris Companies is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified as a foreign corporation, except for jurisdictions in which such failure to be so qualified or in good standing would not in the aggregate have a material adverse effect on such Salcris Company. Those jurisdictions in which the Salcris Companies are qualified to transact business as a foreign corporation are identified in Exhibit 2.3.

      2.4  The Business.

           (a) As a result of the Merger provided for herein, (i) the Surviving Corporation will acquire direct or indirect beneficial ownership of all of Salcris' right, title and interest in and to the assets owned or used by Salcris in its operations involving the direct and indirect provision, to physician group practices and other medical services providers, of information management systems and services, including without limitation, equipment, software, databases, communications, equipment maintenance, software support, data interchange and other related items and services (the "SALCRIS BUSINESS") and (ii) the Surviving Corporation will acquire direct or indirect beneficial ownership of all of MediSpense's right, title and interest in and to the assets owned or used by MediSpense in its operations involving the sale of business forms and supplies and the printing of statements and invoices for customers (the "MEDISPENSE BUSINESS"). The Salcris Business and the MediSpense shall be collectively referred to as the "BUSINESS".

           (b) No assets of the Salcris Companies (or interests therein) have been sold, leased or licensed since September 30, 1994, other than in the ordinary course of business, and (ii) no assets of the Salcris Companies (or interests therein) will be sold, leased or licensed prior to the Effective Time, other than in the ordinary course of business.

           (c) Except for (i) marketable securities (ii) instruments issued by financial institutions and (iii) the capital stock of MediSpense, Salcris does not own any securities of or investment or interest in any other entity or person. Except for (i) marketable securities and (ii) instruments issued by financial institutions, MediSpense does not own any securities of or investment or interest in any other entity or person.

      2.5  Financial Statements.

           (a) Attached as Exhibit 2.5(a) hereto are copies of (i) the Salcris Companies' consolidated and consolidating unaudited balance sheet as of March 31, 1995 (the "3/31/95 BALANCE SHEET") and an unaudited profit and loss statement for the Salcris Companies for the period from September 30, 1994 to the close of business on March 31, 1995 (the 3/31/95 Balance Sheet and the profit and loss statement and the notes to each of them confirming the changes (or absences thereof) in accounting method or estimate, shall be referred to herein as the "3/31/95 FINANCIAL STATEMENTS"), and (ii) the Salcris Companies' consolidated audited financial statements for the fiscal year ended September 30, 1994 (the "AUDITED FINANCIAL STATEMENTS"). The 3/31/95 Financial Statements and the Audited Financial Statements shall be collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements (i) are true and correct in all material respects, (ii) have been prepared in accordance with GAAP, except as set forth in Exhibit 1.5(a), (iii) fairly present the financial condition of the Salcris Companies on a consolidating basis as of the respective dates thereof and the results of operation of the Salcris Companies for such periods, and (iv) disclose all material liabilities of the Salcris Companies of the nature required by GAAP to be set forth on a balance sheet or in the footnotes thereto, whether absolute, contingent, accrued, or otherwise, except that the unaudited financial statements do not contain the specific provisions for annual year end adjustments identified in Exhibit 2.5(a). Except as disclosed in Exhibit 2.5(a), the Financial Statements do not contain any items of nonrecurring income or loss or other income or loss not earned or incurred in the ordinary course of business.

           (b) Except as disclosed in Exhibit 2.5(b) hereto and except for (i) the liabilities of Salcris disclosed or reserved against in the 3/31/95 Balance Sheet, and (ii) current liabilities incurred in the ordinary course of business since March 31, 1995, Salcris has not incurred any material liability or obligation, whether accrued, absolute, contingent or otherwise.

           (c) Except as disclosed in Exhibit 2.5(b) hereto, no default exists as to any of the material (either individually or in the aggregate) liabilities of Salcris or MediSpense.

      2.6  Section 368(a) Tax Matters.

           (a) Except as set forth in Exhibit 2.6(a), all Salcris liabilities were incurred in the ordinary course of Salcris' business.

           (b) As of the Closing, the fair market value of the Salcris' assets will equal or exceed the total amount of Salcris liabilities.

           (c) The Donald Shareholders have no plan or intention to sell, exchange, or otherwise dispose of a number of Reynolds Shares received pursuant to this Agreement in exchange for Salcris Shares (excluding Non-compete Shares) that would reduce the ownership by the Donald Shareholders of the Reynolds Shares to a number of shares having a value, as of the Closing Date, of less than 50 percent of the value of all the formerly outstanding shares of Salcris as of the same date.

           (d) Immediately after the transaction contemplated by this Agreement, Salcris will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Salcris immediately prior to the transactions contemplated in this Agreement. For purposes of this representation, amounts used by Salcris to pay its reorganization expenses, if any, and all redemptions and distributions (except for regular, normal dividends) made by the Salcris immediately preceding the transactions contemplated in this Agreement will be included as assets of Salcris held immediately prior to the transactions contemplated in this Agreement.

           (e) The Surviving Corporation and the Donald Shareholders will pay their respective expenses, if any, incurred in connection with the transactions contemplated in this Agreement.

           (f) Seller is not an "investment company" as defined in Section 368(A)(2)(F) of the Code.

     2.7 Accounts and Notes Receivable. Except as set forth on Exhibit 2.7 hereto, all of the accounts and notes receivable reflected on the 3/31/95 Balance Sheet have been generated in the ordinary course of business and represent valid debts due and owing to the applicable Salcris Company. Except as set forth in Exhibit 2.7, to the best of Salcris' knowledge, no account or note receivable of Salcris or MediSpense is subject to any counterclaim or any right of setoff. A true and correct detailed aging of the accounts receivable of the Salcris Companies (as of March 31, 1995) for periods of 30, 60, 90 and 120 days or more, respectively, has been delivered to Reynolds. Accounts and notes receivable have been acquired only in bone fide transactions entered into in the ordinary course of business. All of the accounts and notes receivable will be collected on or before July 15, 1995. Reynolds shall attempt to collect all accounts and notes receivable in the normal course before and after July 15, 1995, unless assigned to the Shareholders as described below. In the event that any such receivables have not been collected by July 15, 1995, Reynolds shall so notify the Shareholders. The Shareholders shall have the right to collect such receivables pursuant to an assignment to them of such receivables, provided that Reynolds may, in lieu of permitting the Shareholders to bring an action against the account debtor by assigning the receivables, waive its right to seek indemnification by the Shareholders for any uncollected amount. Reynolds shall apply all amounts received from account debtors to outstanding invoices in chronological order, beginning with the oldest outstanding invoice, unless the account debtor specifically allocates the payment to a particular invoice or for a particular item or service.

      2.8 Inventory. The inventory of each of Salcris and MediSpense is of a quality and quantity usable and saleable (or leasable, as appropriate) in the ordinary course of business, subject to a reserve for obsolescence of spare parts as of the Effective Time calculated in the manner described in Exhibit
2.8. Such inventory (a) has been acquired only in bona fide transactions entered into in the ordinary course of business and (b) is reflected in Salcris' books and records at the lower of cost (determined on a first-in, first-out method) or market value.

      2.9  Equipment.

           (a) Exhibit 2.9(a) hereto sets forth a true and correct list of all items of furniture, fixtures, vehicles, machinery and equipment owned or leased by Salcris or MediSpense pursuant to a capitalized lease, and, in either case, used in connection with the Business.

           (b) Exhibit 2.9(b) hereto sets forth a true and correct list of all items of furniture, fixtures, vehicles, machinery and equipment leased by Salcris or MediSpense pursuant to an operating lease and used in connection with the Business.

           (c) Except as identified in Exhibit 2.9(c) and except for normal wear and tear, each item of furniture, fixtures, vehicles, machinery and equipment owned or leased by Salcris or MediSpense is in working condition with no material latent defects. Each item required to be disclosed in Exhibit 2.9(a) or 2.9(b) which is leased, subleased or on loan to or under a similar arrangement with a customer is so identified in the applicable Exhibit. Reynolds shall maintain insurance coverage for the equipment described in this Section
2.9 at levels no less favorable than those in place as of the Closing and shall seek recovery under said coverage for any losses.

     2.10 Real Property. Exhibit 2.10 hereto sets forth a true and correct list of all real property owned or leased by Salcris or MediSpense and used in connection with the Business. Except as set forth in Exhibit 2.10, all improvements thereon are in good working condition with no material latent defects, normal wear and tear excepted, and there exist no material patent or material latent defects. To Salcris' knowledge, such improvements and the use to which they and such real property are put are in substantial compliance with all applicable laws, ordinances, regulations, covenants or restrictions (including without limitation, those relating to occupational safety and health, Environmental Laws, the Americans with Disabilities Act and zoning). Reynolds shall maintain insurance coverage for the leasehold improvements described in this Section 2.10 at levels no less favorable than those in place as of the Closing and shall seek recovery under said coverage for any losses.

     2.11  Capitalization.

           (a) Exhibit 2.11 sets forth the following: (i) the authorized capital stock and other securities of each of Salcris and MediSpense (collectively, the "SECURITIES"); and (ii) a list of all issued and outstanding Securities and the holders of each the same (collectively, the "HOLDERS").

           (b) All of the Securities have been validly authorized and issued and are fully paid and nonassessable. All options or other rights to acquire Securities (whether from Salcris, MediSpense or a shareholder) are identified in
Exhibit 2.11 and all Securities have been issued in compliance with all applicable federal, state and foreign securities laws. Except as set forth in
Exhibit 2.11, (i) neither Salcris Company has issued and outstanding shares of capital stock or other equity interests of any class or preference, (ii) neither Salcris Company has issued any security or instrument exchangeable, convertible or exercisable for or into, whether or not for any additional consideration, any Securities, and (iii) there are no outstanding options, warrants, calls, commitments, or plans by Salcris or MediSpense to issue any additional Securities, or to pay any dividends on its capital stock or other equity interests or to purchase, redeem or retire any Securities or to issue any securities or investments exchangeable, convertible or exercisable for or into, whether or not for any additional consideration, any Securities.

           (c) The documents and instruments containing the terms of all Securities are identified in Exhibit 2.11 and complete copies of each have been delivered to Reynolds. All shareholder, repurchase, buy-sell, voting, redemption or other agreements or commitments relating to the ownership, transfer or voting of any of the Securities are identified in Exhibit 2.11 and complete and correct copies of each have been delivered to Reynolds.

     2.12  Affiliates.

           (a) Except as set forth in Exhibit 2.12, none of the Holders, nor any subsidiary or Affiliate (as defined in Exhibit 2.12) of any Holder owns, of record, or beneficially, any outstanding voting securities or other equity interests, or any other securities exchangeable, convertible or exercisable for or into, whether or not for any additional consideration, any voting securities or other equity interests, in any corporation, partnership, joint venture or other entity which is involved in or related to the Business, except for securities or interests which do not represent more than five percent (5%) of the voting power of any such corporation, partnership, joint venture or other entity.

           (b) Except as set forth in Exhibit 2.12, neither Salcris Company is indebted to any Holder, any Affiliate of any Holder, or to any shareholder, director, officer, employee or agent of either Salcris Company except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary current business expenses, and no Holder, Affiliate of any Holder or any shareholder, director, officer, employee or agent of either Salcris Company is indebted to either Salcris Company except for ordinary business expense advances.

     2.13  Litigation; Compliance with Laws.

           (a) Except as set forth in Exhibit 2.13, there is no action, claim or investigation pending, or, to Salcris' knowledge, threatened, against either Salcris or MediSpense, nor is there any judgment of any court, governmental agency, instrumentality, or arbitration outstanding against Salcris or MediSpense.

           (b) Neither Salcris Company has received any notice of any violation of any law, regulation or ordinance applicable to such Salcris Company, its properties or assets (whether owned or leased) or the Business. Except as set forth in Exhibit 2.13, Salcris and MediSpense have complied in all material respects with all applicable laws, regulations and ordinances (including without limitation, Environmental Laws, laws relating to occupational health and safety and the terms and conditions of those licenses, permits, approvals and authorizations which are identified on Exhibit 2.15), except where the failure to comply would likely not have a material adverse effect on the Salcris Companies or the Business.

     2.14  Labor Relations.  Except as set forth in Exhibit 2.14:

           (a) no labor union represents or purports to represent any employees of either Salcris Company, and there are no material controversies pending between either Salcris Company and any of its employees, nor, to Salcris' knowledge, are any such material respective controversies threatened;

           (b) each Salcris Company has complied with all laws and regulations relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, discrimination in employment and the payment of social security, withholding and similar taxes, except where the failure to comply would not have a material adverse effect on the Salcris Companies or the Business;

           (c) neither Salcris Company is liable for any arrears of wages or taxes or any penalties for failure to comply with any of the foregoing;

           (d) neither Salcris Company is a party to nor does it have any obligations under any written, oral or implied agreement with any person or party regarding the salary, rates of pay, benefits, or working conditions of any employees and all of the employees of Salcris and MediSpense are terminable at will;

            (e) neither Salcris Company has a policy or past practice relating to payment of any severance or similar benefit upon termination of employment;

            (f) neither Salcris Company is involved in any transaction or other situation with any employee, officer, director or Affiliate of such Salcris Company which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Business, and no situations exist with respect to the Business which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or otherwise, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the receipt of any illegal discounts or rebates, or (iv) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority; and

           (g) Neither Salcris Company has any liability or obligation arising out of or relating to any former employee of such Salcris Company, including without limitation, any liability or obligation for unpaid wages or benefits, breach of employment agreement or wrongful termination.

     2.15 Licenses and Permits. The Salcris Companies hold all licenses and permits from all appropriate federal, state, foreign and other public authorities, necessary for the conduct of the Business except where the failure to hold any such license or permit would not have a material adverse effect on the Salcris Companies or the Business. Exhibit 2.15 sets forth a list and brief description of each such license or permit related to the conduct of the Business.

     2.16  Contracts.

           (a) All contracts, commitments, agreements, leases and licenses related to the Business to which Salcris or MediSpense is a party (collectively, the "CONTRACTS") are identified in Exhibits 2.9, 2.10, 2.15, 2.16, 2.18 and 2.19.

           (b) Exhibit 2.16 contains copies of the standard form customer agreements employed by the Business with its Digital Equipment Corporation LSI-11, Motorola 68000, Intel 386, 486, Pentium and IBM RS-6000 platforms. Except as set forth on Exhibit 2.16, there is no material commitment to any customer of the Business, whether or not set forth in a written agreement, to enhance, modify, change or develop any software or system or otherwise provide any product or service other than as currently provided by the Business, or limiting the ability of Salcris or MediSpense to change prices for any of their products or services.

           (c) Except as set forth in Exhibit 2.16, all Contracts are in full force and effect and are valid and binding obligations enforceable against the parties thereto, except as may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally. Correct and complete copies of all Contracts have been delivered or made available to Reynolds. Except as set forth in Exhibit 2.16, neither Salcris Company is in default under and no condition exists with respect to such Salcris Company which, with notice or the passage of time, or both, would constitute a default by such Salcris Company under any of the Contracts. Except as set forth in Exhibit 2.16, the validity and effectiveness of the Contracts will not be adversely affected by this Agreement or its consummation and no consent, waiver or approval from any party is required to continue the Contracts on the same terms and conditions after the Effective Time. Except as disclosed in Exhibit 2.16, neither Salcris Company is subject to any agreement related to the Business requiring it to obtain all or substantially all of its supply of any goods, services or other tangible or intangible property used in the Business from another person.

     2.17 Title to Properties; Encumbrances. Each Salcris Company has good title to all of the properties and assets owned by it and used in the Business, whether real or personal, tangible or intangible, including, without limitation, the properties and assets reflected on the 3/31/95 Balance Sheet, free and clear of any liens or encumbrances except (a) those items disclosed on Exhibit 2.17; and (b) liens for current personal and real property taxes assessed but not yet due and payable.

     2.18  Patents, Trademarks, Trade Names, etc.

           (a) The following items are described more fully in Exhibit 2.18 and true and correct copies of documents reflecting such items have been provided to
Reynolds:

                 (i) all United States, common law and foreign patents, trademarks, trade names, service marks and copyrights (including without limitation, applications, registrations, and, if applicable, goodwill for all of the foregoing), trade secrets, disclosures, know-how, formulations, trade dress, designs, drawings, logos, technology, mailing lists, inventions, uses of ideas, software rights, databases, compilations, confidential information, industrial and commercial property, in each case used in or related to the Business, whether any of the foregoing is owned, licensed or held for use, all without geographical limitation and including, without limitation, the right to infringement and other claims related thereto (collectively, the "INTELLECTUAL PROPERTY INTANGIBLES"); and

                (ii) all registered, assumed or fictitious names under which the Salcris Companies are conducting the Business; and

               (iii) all agreements to which either Salcris Company is a party relating to Intellectual Property Intangibles.

           (b)  Salcris further warrants and represents as follows:

                (i) Except as listed on Exhibit 2.18, all right, title and interest to the Owned Intellectual Property Intangibles and all right and interest in the Used Intellectual Property Intangibles are owned by Salcris or MediSpense without limitation or encumbrance.

                (ii) Except as set forth in Exhibit 2.18, all Intellectual Property Intangibles are without any challenge.

               (iii) The Trademarks have been in continuous use since the date of their adoption and first use as shown in Exhibit 2.18.

                (iv) All copyrights described in Exhibit 2.18 are original works of authorship of Salcris or MediSpense or Salcris or MediSpense has acquired rights thereto.

                 (v) Any trademarks, service marks or trade names which have been obtained through transfer or assignment include the associated goodwill.

                (vi) Salcris has no knowledge of any infringement or unlawful use of any of the Intellectual Property Intangibles or any use of the same or similar item so as to create a likelihood of confusion.

                (vii) Except as set forth in Exhibit 2.18, to the best of Salcris' knowledge after due inquiry, no infringement of any Intellectual Property Intangibles has occurred or results from operation of the Business.

               (viii) Except as set forth in Exhibit 2.18, neither Salcris Company has received notice of, or has knowledge of any basis for, a claim against Salcris or MediSpense that the Intellectual Property Intangibles or their use in the Business infringes any intellectual property rights of others.

                 (ix) No proceedings or claims are pending or, to Salcris' knowledge, threatened, with respect to the validity or ownership of the Intellectual Property Intangibles.

                  (x) Except as set forth in Exhibit 2.18, no person or entity other than employees of Salcris or MediSpense has performed any development or other work for Salcris or MediSpense in connection with any software used in the Business.

                 (xi) The Patent has not been used, sold or licensed by Salcris since 1987. The Patent is not currently used, directly or indirectly, in connection with the Business.

                (xii) None of the source code contained in the software licensed by Salcris from Cipher Corporation in 1982 is present in any of the products presently offered for sale or license by Salcris or MediSpense, or in any of the products previously sold or licensed by Salcris or MediSpense, that are still subject to an agreement or understanding between Salcris or MediSpense and the owner or licensee of such product.

               (xiii) All programming modifications to the ProMed software that will be required to effect the changeover at January 1, 2000 can be completed in 400 person-hours or less.

                (xiv) There are no provisions in any Salcris or MediSpense customer contract requiring the delivery of the MedCept records product that have not been satisfied.

     2.18  Employee Benefit Plans.

           (a) Exhibit 2.19 contains a list of all material plans, policies and arrangements and contracts, whether written or oral

("EMPLOYEE PLANS"), including, without limitation, all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") in effect at the date hereof providing or relating to any retirement, profit sharing, stock bonus, stock option,incentive compensation, deferred compensation, fringe benefit or welfare benefit to or on behalf of employees or former employees of either Salcris Company. Salcris has provided Reynolds with summary plan or other descriptions of the Employee Plans, and will, prior to the Closing, make available to Reynolds, upon request, copies of the Employee Plans and any related documents, including, without limitation, agreements with third-party service providers. Each summary plan description, Employee Plan or other document provided or made available pursuant to the preceding sentence is correct and complete in all material respects. With respect to the 401K Profit Sharing Retirement Trust, at Closing, Henry W. Donald and John H. Eads will resign as trustees and Reynolds will choose and appoint a successor to serve in such capacity.

           (b) Except as disclosed in Exhibit 2.19: (i) each of the Employee Plans is and has been at all times in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the "CODE"), and all other applicable laws, except for violations thereof which would not in the aggregate give rise to a material obligation to pay money; (ii) each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified; (iii) no Employee Plan subject to Section 302 of ERISA or Section 412 of the Code has incurred for any prior plan year and will not for its current plan year incur an accumulated funding deficiency under Section 302 of ERISA or Section 412 of the Code; (iv) the assets of the Salcris Corporation 401(k) Profit Sharing Retirement Plan (the "PLAN") shall be sufficient such that if the Plan were terminated as of the Closing, such assets would be equal to the amount of plan expenses that would be properly payable from the Plan plus the amount of all benefits that would be properly payable from the Plan, (v) no claims are pending against Salcris or MediSpense in respect of an Employee Plan except for payment of benefits in the normal course of business, and no employee of Salcris or MediSpense and no beneficiary or dependent of an employee has pending or to Salcris' knowledge has threatened any appeal or litigation regarding any denial of benefits under any Employee Plan; (vi) neither Salcris Company nor any corporation or other trade or business (whether or not incorporated) which together with the Salcris Companies is an "employer" as defined in Section 4001(a) of ERISA (an "ERISA AFFILIATE") has engaged in any transaction prohibited by Section 406 of ERISA or
Section 4975 of the Code; (vii) no reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan or any other employee benefit plan covered by Title IV of ERISA maintained by either Salcris Company or any ERISA Affiliate; (viii) neither Salcris Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA which remains outstanding, nor has the Pension Benefit Guaranty Corporation or any "multiemployer plan" as defined in Section

4001(a)(3) of ERISA asserted or threatened to assert any liability against either Salcris Company or any ERISA Affiliate, other than the payments which have become due and are unpaid; (ix) with respect to each Employee Plan subject to Title IV of ERISA, if such plan were terminated on the Closing Date, neither the Salcris Companies nor any ERISA Affiliate would incur any liability under Title IV of ERISA as a result of such termination and the assets of each such plan are sufficient to pay all of the benefit liabilities determined on a termination basis for that plan; and (x) Salcris and MediSpense have complied with the health care continuation coverage requirements of Section 4980(B) of the Code in respect of employees and former employees of Salcris and MediSpense and their dependents and beneficiaries.

           (c) Except as set forth in Exhibit 2.19, no person has asserted any claim under which Salcris or MediSpense has any liability under any health insurance, sickness, life insurance, disability, medical, surgical, hospital, death benefit, or any other Employee Plan (whether or not disclosed on Exhibit 2.19) maintained by Salcris or MediSpense or to which Salcris or MediSpense is a party or may be bound, or under any worker's compensation or similar law, which is not fully covered by insurance maintained with responsible insurers or reserved for under the 3/31/95 Balance Sheet.

           (d) Except as otherwise required by COBRA or disclosed on Exhibit 2.19, neither Salcris Company provides benefits to retirees or former employees.

     2.19 Conduct of Business. Since March 31, 1995, Salcris has used its best efforts to conduct the Business in such manner as to maintain and preserve its and MediSpense's assets and business organization, to retain customers, suppliers and employees and to promote customer goodwill, to keep and maintain MediSpense's and its properties and assets in good working condition and to keep the Contracts in full force and effect.

     2.20 Consents and Approvals. Except as set forth in Exhibit 2.21, no waiver, consent or approval from or filing with any party (governmental or otherwise) is required to consummate this Agreement.

     2.21  Customers and Suppliers.

           (a) Salcris has delivered to Reynolds a list of the customers of the Business. Except as identified on Exhibit 2.22, Salcris has no knowledge that any of such customers intends to reduce or has threatened to reduce its business dealings with Salcris, whether by reason of the consummation of this Agreement or otherwise.

           (b) Salcris has delivered to Reynolds a list of the ten (10) largest (based on dollar volume of purchases for the last fiscal year) suppliers of the Business. Except as identified on Exhibit 2.22, Salcris has no knowledge that any of such suppliers intend to alter or has threatened to alter their relationship with Salcris, whether by reason of the consummation of this Agreement or otherwise.

           (c) Exhibit 2.22 identifies the four technology platforms used by the Business and the number of customers of the Business on each of those platforms.

     2.22 Warranties. Except under the standard form customer agreements or as otherwise specifically identified in Exhibit 2.16, there are no other warranties or guaranties now in effect issued by Salcris or MediSpense or outstanding with respect to the products or services of the Business. Except as set forth on
Exhibit 2.23: (a) there are no existing, or, to Salcris' knowledge, threatened claims against Salcris or MediSpense related to products or services of the Business which have been alleged to be defective or which are otherwise alleged to have caused any third party any damage; (b) neither Salcris Company has received a notice by any governmental or regulatory body stating that any of the products or services of the Business are defective or otherwise have caused any third party any damages; (c) there have been no recalls ordered by any such governmental or regulatory body with respect to any products sold by or services rendered by Salcris or MediSpense in the Business; and (d) to Salcris' knowledge there is no (i) fact relating to any of the such products or services that may impose upon Salcris or MediSpense a duty to recall any such products or services, a duty to warn customers of a defect in any such products or services or (ii) latent or overt defects (other than normal and customary defects commonly referred to in the trade as "bugs" which do not materially effect the functionality of the software) in any such products or services, in each such case not fully reflected in the 3/31/95 Balance Sheet. For purposes of this Section "PRODUCT" shall include software and shall include products manufactured or developed by third parties and sold, leased or licensed by Salcris (whether incorporated into products or services sold by Salcris or MediSpense or as stand alone products).

     2.23 Corporate Documents, Books and Records. Complete and correct copies of the Articles of Incorporation and Bylaws and all amendments thereto, of Salcris and MediSpense have been previously delivered to Reynolds by Salcris and no changes in such documents shall be made on or before the Effective Time except as necessary to perform this Agreement (copies of the documents evidencing such changes shall be delivered to Reynolds for approval which shall not be unreasonably withheld prior to Closing). The minute books of Salcris and MediSpense, which shall be delivered to Reynolds at the Closing, contain true and complete copies of all minutes of all meetings and consents in lieu of meetings of the Boards of Directors (and their committees) or those exercising similar functions and voting shareholders (or other holders of ownership interests) of Salcris and MediSpense. The books and records of

Salcris and MediSpense to be delivered to Reynolds at the Closing will fairly reflect the transactions to which Salcris and MediSpense are parties or by which their respective properties are subject or bound and such books and records have been properly kept and maintained and, with respect to financial statements contained therein, have been prepared in accordance with GAAP.

     2.24 Officers and Directors and Certain Authorized Persons. Exhibit 2.25 sets forth a complete and accurate list of: (i) the names of all Directors of each Salcris Company; (ii) the names and offices of all officers of each Salcris Company; (iii) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of each Salcris Company; and (iv) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of each Salcris Company (except in connection with any marketable securities or instruments issued by financial institutions which securities or instruments are owned by either Salcris Company). Except as identified on
Exhibit 2.25, there are no safes, vaults, safe deposit boxes or bank accounts maintained by or on behalf of either Salcris Company or in which their respective property is held.

     2.25  Environmental Protection.

           (a) Except as set forth on Exhibit 2.26, each Salcris Company has, or as of the Effective Time will have, obtained all permits, licenses and other authorizations which are required under federal, state and local laws, regulations or orders (collectively, the "ENVIRONMENTAL LAWS") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes or nuisance and the transactions contemplated hereby will not alter or impair any such permits, licenses and authorizations. Except as set forth in Exhibit 2.26, each Salcris Company is in compliance with all terms and conditions of such permits, licenses and authorizations and has complied with all other Environmental Laws to the extent applicable to the Business.

           (b) There are no circumstances or plans by either Salcris Company which would be reasonably likely to interfere with or prevent compliance or continued compliance with any Environmental Laws, or which may give rise to any material liability under any Environmental Law, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state or local laws, or otherwise form the basis of any material claim, notice of violation, or investigation, based on or related to a violation of any Environmental Laws or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law) has occurred or is currently occurring in connection with the conduct of the Business by either Salcris Company or predecessor or on the properties used in the operations of the Business by either Salcris Company or predecessor, or to Salcris' knowledge, any site to which such substances from either Salcris Company may have been taken at any time in the past.

           (c) Neither Salcris Company has received any notification from any government or political subdivision thereof that any of the properties, assets or operations owned or used by such company ar in violation of any Environmental Laws.

     2.26  Intentionally Omitted.

     2.27 Absence of Changes. Except for those items disclosed on Exhibit 2.28, since September 30, 1994, neither Salcris nor MediSpense has:

           (a) entered into or consummated any transaction, or engaged in any activity or suffered any event other than in the ordinary course, including without limitation, the sale, transfer or conveyance of any assets or the making of or committing to make any capital expenditures in an aggregate amount greater than $10,000;

           (b) suffered any material adverse change in the Business, and no fact or condition exists, or to Salcris' knowledge, has been threatened, which is reasonably likely to cause a material adverse change in the Business in the future;

           (c) declared or made any distribution or other payment to its security holders, or issued any additional securities or redeemed, purchased or otherwise acquired any of its securities, or made any change whatsoever in its capital structure;

           (d) paid any bonus to or granted any increase in the rates of pay or any increase in the pension, retirement or other benefits of its directors, officers or other employees, other than normal cost-of-living and merit salary increases made in accordance with regular Salcris policies;

           (e) incurred or agreed to incur any material indebtedness or entered into any material capitalized leases;

           (f) incurred the imposition of any material lien, encumbrance or claim upon any of its assets or engaged in a material conveyance to secure debt, except for any lien with respect to personal property taxes or real property taxes not yet due and payable;

           (g) discharged or reduced any material lien or encumbrance other than as required by its terms, or paid any material liability other than current liabilities incurred in the ordinary course of business and paid in accordance with their terms;

           (h) incurred any default in any material liability (accrued or otherwise);

           (i) made any change materially adverse to it in the terms of any agreement or instrument to which it is a party;

           (j) made any material change in the terms of any insurance policy, or cancelled or allowed any such insurance policy or coverage thereunder to lapse without replacement with equivalent coverage;

           (k) introduced any new method of accounting, with the exception of a new method of accounting for research and development expenses and also with the exception of any adjustments described in Exhibit 1.5(a);

           (l) entered into any material Contract (as defined below), except in the ordinary course of business; or

           (m) delayed payment of any material account payable or other material liability of the Business beyond its due date.

     2.28  Additional Tax Matters.

           (a)   Definitions.  For purposes of this Section 2.29;

                      (i) The term "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                      (ii) The term "Returns" means all returns, declarations,
                 reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; and

                      (iii) The term "Code" means the Internal Revenue Code of
                 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                 (b) Except as disclosed in Exhibit 2.29(b), Salcris hereby represents and warrants the following with respect to the Salcris Companies:

                      (i) Filing of Returns. All Returns required to be filed on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of the Salcris Companies or any other information required to be shown thereon. In particular, the foregoing returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file any Return that has not been filed has not been requested or granted.

                     (ii) Payment of Taxes. With respect to all amounts in
                 respect of Taxes imposed on the Salcris Companies or for which the Salcris Companies are or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Salcris Companies to taxing authorities or others on or before the date hereof have been paid.

                    (iii) Audit History.  No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Salcris Companies. Except to the extent shown on
                 Exhibit 2.29(b), all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements.

                     (iv) Liens. No liens exist for Taxes (other than for
                 current Taxes not yet due and payable) on the assets of the Salcris Companies.

                     (v) Tax-Sharing or Allocation Agreements. Neither Salcris Company is a party to or bound by (nor will either Salcris Company become a party to or be bound by) any tax-indemnity, tax-sharing, or tax-allocation agreement.

                     (vi) Prior Affiliated Groups. Except for the group of which
                 Salcris is presently a member, Salcris has never been a member of an affiliated group of corporations, within the meaning of
                 Section 1504 of the Code, other than as a common parent corporation, and MediSpense has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Salcris was the common parent corporation of such affiliated group.

                    (vii) Tax Elections. All material elections with respect to
                 Taxes affecting the Salcris Companies as of the date hereof are set forth in Exhibit 2.29(b). After the date hereof, no election with respect to Taxes will be made without the written consent of Reynolds.

                    (viii) Section 341(f) Consent. Neither Salcris Company has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it.

                    (ix) Safe Harbor Lease Property. None of the assets of either Salcris Company is property that such Salcris Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                    (x) Security for Tax-Exempt Obligations. None of the assets of the Salcris Companies directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                    (xii) Tax-Exempt Use Property. None of the assets of the Salcris Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                   (xiii) Deemed Dividend and Consent Dividend Elections. Neither Salcris Company has made or will make a deemed dividend election under Regulations Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code.

                    (xiv) Adjustments Under Section 481. Neither Salcris Company has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                     (xv) International Boycott. Neither Salcris Company has participated in and neither will participate in an international boycott within the meaning of Section 999 of the Code.

                     (xvi) Parachute Payment. Neither Salcris Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                    (xvii) U.S. Real Property Holding Corporation. Neither Salcris Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                   (xviii)  Foreign Person.  Neither Salcris Company is a person other than a United States person within the meaning of the Code.

                     (xix) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of
                 Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

                      (xx) Permanent Establishment. Neither Salcris Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                    (xxi) Existing Partnerships. Except as set forth in Exhibit 2.29(b), neither Salcris Company is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                   (xxii) Basis and Excess Loss Accounts in Subsidiaries. Salcris' basis and excess loss account, if any, in each subsidiary is set forth on Exhibit 2.29(b). The earnings and profits (and any adjustment required by Section 1503(e) of the Code) for each subsidiary are set forth on Exhibit 2.29(b).

                  (xxiii)  Unpaid Tax. The unpaid Taxes of either Salcris
                 Company do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past custom and practice of the Salcris Companies.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE BENEFICIAL PARTIES. The Shareholders jointly and severally (except as otherwise set forth below) represent to Reynolds and Newco as follows:

     3.1 Stock Ownership. Each of the Shareholders represents severally, but not jointly, that he or she is the legal and beneficial owner, with full power to vote, of Salcris Shares set forth opposite his or her name below:

         467 Shares               Henry W. Donald
         450 Shares               Duty Trust, Lynn D. Donald Trustee
          50 Shares               Lynn D. Donald

In the aggregate, these 967 Salcris Shares are all of the Salcris Shares issued, outstanding and entitled to vote. There are 33 Salcris Shares held in treasury. The Shareholders hold no options or other rights to acquire additional Salcris Shares. This Agreement has been duly and validly executed by each Shareholder and, assuming its binding effect upon the other parties hereto, constitutes the valid and binding agreement of each Shareholder, enforceable against such Shareholder in accordance with its terms.

     3.2 Voting Agreement. Each of the Shareholders agrees to vote all of his or her Salcris Shares, in at least the amounts listed in Section 3.1 hereof, in favor of the Merger. The obligations of the Shareholders so to vote shall apply to any Salcris Shares in addition to those listed in Section 3.1 acquired by any of them prior to the Effective Date. No Shareholder shall exercise rights of dissent as provided for in Section 10-2B-13.01 et seq. of the BCA.

     3.3 Salcris' Representations. The Shareholders each individually make to Reynolds and Newco the same representations and warranties as made by Salcris in
Section 2.

     3.4 Investment Intent. The Donald Shareholders acknowledge that the Reynolds Shares to be issued pursuant to Section 1.4(a)(i) and Section 1.6(d) will be issued pursuant to the Exemptions, and that Reynolds is relying on the representations and warranties of the Donald Shareholders in this Section 3.4 as the basis for Reynolds' determination that the Exemptions are available. Accordingly, the each of the Donald Shareholders represents severally, but not jointly, that:

          (a) Each Donald Shareholder is acquiring the Reynolds' Shares for investment purposes only and without a view to the resale thereof until such time as such resale has been registered (or exemptions from registration perfected) under the Act and all applicable state securities laws, and each Donald Shareholder will not sell, encumber, dispose or otherwise transfer (collectively, "TRANSFER") any right or interest in the Reynolds Shares, whether voluntarily, by gift, operation of law, testamentary disposition or otherwise, except for the surrender of Reynolds' Shares to Reynolds in satisfaction of an Adjustment Claim or in accordance with Section 1.5(d), unless such Transfer has been registered (or an exemption from registration has been perfected) under the Act and applicable state securities laws.

          (b) Each Donald Shareholder is an experienced investor and is aware of the risks inherent in an investment in the Reynolds Shares.

          (c) Each Donald Shareholder has had access to such information about Reynolds and its operations (including Reynolds' most recent filings on Forms 10-K and 10-Q, Reynolds' proxy statement for its 1995 annual meeting of shareholders and Reynolds' annual report to shareholders for the fiscal year ended September 30, 1994) as he or she deems necessary to evaluate fully an investment in the Reynolds Shares and each Donald Shareholder is relying solely on the information provided by his or her advisors and information publicly available regarding Reynolds and its operations and not upon any statement of or information supplied by any employee, agent, contractor or representative of Reynolds.

          (d)  Each Donald Shareholder is a resident of the State of Alabama.

     3.5 Beneficial Parties Representations. The Beneficial Parties each individually make to Reynolds and Newco the same representations and warranties made by Salcris in Section 2.

4. REPRESENTATIONS AND WARRANTIES OF REYNOLDS AND NEWCO. Reynolds and Newco (collectively, the "REYNOLDS COMPANIES", and individually, a "REYNOLDS COMPANY") hereby represent and warrant to Salcris as follows:

     4.1 Corporate Action; Corporate Power and Authority. Each Reynolds Company has taken all action required by its Articles of Incorporation and Code of Regulations or otherwise to authorize the execution and consummation of this Agreement. This Agreement and each other agreement contemplated hereby which is executed by either Reynolds Company constitute the valid and legally binding obligations of the applicable Reynolds Company, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally. The Reynolds Companies have the power and authority to execute and consummate this Agreement and each other agreement contemplated hereby.

     4.2 No Conflict With Other Agreements or Laws. The execution and consummation by the Reynolds Companies of this Agreement and each other agreement contemplated hereby will not (a) violate the terms of either Reynolds Company's Articles of Incorporation or Code of Regulations or any instrument, agreement, judgment or decree to which either Reynolds Company is a party, or by which either Reynolds Company or any of its properties is bound, (b) be in conflict with, result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such instrument, agreement, judgment or decree, (c) result in the creation or imposition of any lien upon either Reynolds Company or its properties or assets, or (d) violate any applicable federal, state, local or foreign law, regulation or order if the result of such violation, conflict, breach, default or lien would have a material adverse affect on the applicable Reynolds Company.

     4.3 Organization. Each Reynolds Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and has full power and authority to carry on its business as it is now being conducted, to own and lease the properties and assets which it now owns or leases and to consummate this Agreement.

     4.4  Section 368(a) Tax Matters.

          (a) Following the transactions contemplated in this Agreement, Reynolds has no plan or intention to discontinue the historic business of Salcris or to discontinue use of a significant portion of Salcris' historic business assets in a business following the transactions contemplated in this Agreement.

          (b) Reynolds is not an "investment company" as defined in Section 386(a)(2)(F) of the Code.

          (c) The Reynolds Shares issued pursuant to this Agreement will constitute "voting stock" within the meaning of Section 368(a) of the Code.

          (d) Reynolds has no plan or intention to redeem or otherwise reacquire any of the Reynolds' Shares except (i) as may occur pursuant to the terms and conditions of the Escrow Agreement and (ii) as may occur through Reynolds' ongoing program of repurchasing its stock from unidentified sellers in the open market, which program will not be specifically directed at the Donald Shareholders.

          (e) Purchaser has no plan or intention to sell or otherwise dispose of any of the Surviving Corporation's assets, except for sales or dispositions in the ordinary course of business and payment of liabilities.

5.   COVENANTS.  The parties hereby covenant and agree as follows:

     5.1 Conduct of Business Prior to the Effective Time. Until the Closing, and unless Reynolds shall otherwise consent in writing, Salcris shall take the following actions:

                (i) operate the Business substantially as previously operated and only in the ordinary course and use its best efforts to preserve intact the goodwill, reputation and relationships of the Business;

               (ii) maintain its assets and cause MediSpense to maintain its assets in good working condition, reasonable wear and use excepted, and maintain all applicable policies of insurance coverage in effect on the date hereof;

              (iii) pay the accounts payable and attempt to collect the accounts receivable of the Business in accordance with prudent business practices;

               (iv) comply with all laws applicable to the conduct of the Business where the failure to comply would likely have a material adverse effect on Salcris, MediSpense or the Business; and

                (v) maintain the books and records of the Business in the ordinary manner on a basis consistent with past practices.

     5.2 Notification of Material Adverse Changes. Between the date hereof and the Effective Time, Salcris shall promptly notify Reynolds in writing of any material adverse change in the representations and warranties made by Salcris in this Agreement.

     5.3 Other Transactions. Salcris shall deal exclusively and in good faith with Reynolds regarding the sale of the Salcris Shares or the acquisition or merger of Salcris or substantially all of either Salcris Company's assets (a "SALE TRANSACTION") and will not, and will direct its officers, partners, directors, financial advisors, accountants, agents and counsel not to, (i) solicit submission of offers from any person relating to a Sale Transaction,
(ii) participate in any discussions or negotiations regarding, or furnish any nonpublic information to any person regarding any Sale Transaction by any person other than Reynolds, or (iii) enter into any agreement or understanding, whether oral or written, that would have the effect of preventing consummation of this Agreement. If the Salcris Companies or their representatives or agents should receive any proposal for a Sale Transaction or any inquiry regarding such proposal from a third party, Salcris will promptly so inform Reynolds.

     5.4 Consents, Waivers and Approvals. Salcris shall use its best efforts to obtain prior to the Closing all consents, waivers, approvals, and releases of liens, mortgages or encumbrances necessary to permit the Merger and the operation of the Business after the Effective Time in the ordinary course substantially as operated prior to Closing, free and clear of any and all liens or encumbrances except those permitted encumbrances identified in Exhibit 5.4. All such consents, waivers, releases and approvals will be in writing and in form and substance satisfactory to Reynolds, and executed counterparts thereof will be delivered to Reynolds promptly after receipt thereof but in no event later than the Closing. Failure to obtain any such consents, waivers, approvals and releases of liens, mortgages or encumbrances shall not result in the termination of this Agreement and shall not result in any liability to Salcris, the Shareholders or the Beneficial Parties, unless such failure would be likely to have a material adverse effect on the Business.

     5.5 Supplemental Disclosure. Salcris shall have the continuing obligation up to and including the Effective Time to supplement promptly or amend the Exhibits with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Exhibits. For the purpose of the rights and obligations of the parties hereunder, any such supplemental disclosure shall be deemed to have been disclosed as of the date of this Agreement if Reynolds proceeds with the Merger following receipt of such supplemental or amended Exhibits.

     5.6 Additional Reports. Promptly after they become available, Salcris will deliver to Reynolds copies of all management and control reports (including agings of accounts receivable, listings of accounts payable and inventory control reports) related to the Business and financial statements for the Business furnished to the management of Salcris.

     5.7 Conditions Precedent. Salcris shall use its best efforts in good faith to satisfy the conditions enumerated in Section 6 hereof.

     5.8 Releases. Salcris shall take and cause MediSpense to take all such actions as may be required to obtain the execution prior to the Effective Time, of a release and hold harmless by each of the Shareholders and the Beneficial Parties in the form attached as Exhibit 5.8 (the "RELEASES"), which shall provide for the release and hold harmless of Salcris, MediSpense and its successors from any liabilities of Salcris and MediSpense. Each of Salcris, the Shareholders, Beneficial Parties, Leslie W. Donald, Sarah H. Donald and T. Christopher Donald shall receive and execute mutual releases for the benefit of each other party to the release, provided that nothing contained therein shall prohibit any of the parties from enforcing their rights under the terms and conditions of this Agreement.

     5.9  Intentionally Omitted.

     5.10 Reynolds' Due Diligence. Salcris shall give Reynolds and its counsel, accountants and other representatives full access during normal business hours to all of the books, records, files, documents, assets, properties, contracts, and commitments of the Salcris Companies provided that such examinations shall be conducted in such a manner so as not to disrupt normal business operations of the Salcris Companies, and Salcris shall furnish Reynolds with such information concerning the affairs of the Salcris Companies which Reynolds may reasonably request, so that Reynolds may have a full opportunity to verify the representations and warranties contained in this Agreement and to ascertain such other matters concerning the financial condition, operations, employees, business or prospects of the Salcris Companies as Reynolds may deem necessary or appropriate. Salcris shall deliver to Reynolds correct and complete copies of all documents referred to in the Exhibits.

     5.11 Shareholders Meeting. As soon as practicable after the date of this Agreement, Salcris shall take all action necessary under its Articles of Incorporation and Bylaws and applicable law to convene a meeting of Salcris' shareholders for the purpose of voting on the adoption of this Agreement and approval of the Merger and any other transactions contemplated by this Agreement requiring action on the part of such shareholders. Salcris shall observe and comply with all requirements, including those relating to notification of shareholders, under Article 13 of the BCA as they relate to dissenters' rights. The Board of Directors of Salcris will solicit proxies for such approval and include in all proxy solicitation and other materials provided to shareholders a recommendation to vote in favor of this Agreement and the Merger. All such proxy solicitation and other materials provided to the shareholders in connection with their consideration of this Agreement shall be subject to Reynolds' prior written consent.

     5.12 Satisfaction of Salcris Obligations and Termination Payments. Immediately after the Closing, Reynolds shall cause the Surviving Corporation to repay Salcris' liabilities for the outstanding loans by Salcris to Thomas C. Donald in the amount of $61,955.08, and shall cause MediSpense to repay MediSpense's liability for the outstanding loans by MediSpense to each of Lynn
D. Donald and Sarah Hollis Donald in the amounts of $89,521.51 and $10,931.86, respectively. Reynolds shall cause the Surviving Corporation to obtain, as soon as practicable after Closing, the release of certain assets owned by one or more of the Donald Shareholders and the release of the personal guarantees of the Donald Shareholders which secure the repayment of Salcris indebtedness to First Commercial. At the Closing, Reynolds shall cause the Surviving Corporation to satisfy Salcris' liability to each of Mark Griffin and John Eads for the Management Bonuses.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF REYNOLDS AND NEWCO. The obligation of Reynolds and Newco to consummate this Agreement shall be subject to the satisfaction, on or before the Effective Time, of the following conditions, all or any of which may be waived by Reynolds (the consequences of Reynolds' waiver shall be as described in Section 17.11).

     6.1 Salcris Representations True at Closing. The representations and warranties made by Salcris in Section 2 hereof shall be true and correct in all material respects on the Closing Date as though such representations and warranties had been made on such date (except for changes permitted by this Agreement) and Salcris shall deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

     6.2 Shareholder and Beneficial Parties Representations True at Closing. The representations and warranties made by the Shareholders and Beneficial Parties in Section 3 hereof shall be true and correct in all material respects on the Closing Date as though such representations and warranties had been made on such date (except for changes permitted by this Agreement) and the Shareholders and Beneficial Parties shall deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

     6.3 Covenants of Salcris. Salcris shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and Salcris shall deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

     6.4 Covenants of Shareholders and Beneficial Parties. The Shareholders and Beneficial Parties shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and the Shareholders and Beneficial Parties shall deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

     6.5 No Injunction, Etc. No proceeding, investigation, or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement, or which is related to Salcris, MediSpense or arises out of the Business, which, in the reasonable judgment of Reynolds, would make it inadvisable to consummate this Agreement.

     6.6 Opinion of Counsel. An opinion of counsel for Salcris, the Shareholders and the Beneficial Parties shall have been delivered to Reynolds, dated as of the Closing Date, in form and substance reasonably satisfactory to Reynolds and its counsel and containing the opinions identified in Exhibit 6.6.

     6.7 Incumbency; Resignations. Salcris shall have delivered a certificate of incumbency executed by the president and secretary of each Salcris Company listing each officer and director of such Salcris Company and shall further have delivered the written resignation, effective as of the Effective Time, of each officer and director of each Salcris Company.

     6.8 Consents, Waivers and Approvals. Reynolds shall have received a true and correct copy of each consent, waiver or approval identified in Exhibit 2.21 hereto or otherwise required pursuant to Section 5.4.

     6.9 Absence of Material Adverse Changes. Since September 30, 1994, neither Salcris Company shall have suffered any change in its financial condition, business, property or assets which materially and adversely affects the Business.

     6.10 Certified Resolutions. Salcris shall have delivered to Reynolds a certificate executed by a duly authorized officer of Salcris containing true and correct copies of the resolutions duly adopted by the board of directors and shareholders of Salcris approving and authorizing this Agreement and its consummation and the other transactions and actions required of Salcris. Such officers shall also certify that such resolutions have not been revoked or modified and remain in full force and effect.

     6.11 Basic Corporate Documents. Salcris shall have delivered to Reynolds copies of Salcris's Articles of Incorporation, certified as of a date within 30 days prior thereto by the Secretary of State of Alabama, Salcris' Bylaws, certified as of such a date by Salcris' Secretary, and certificates of good standing (long-form where available) or authority from the Secretary of State of Alabama and those other jurisdictions identified in Exhibit 2.3.

     6.12 Certificate and Articles of Merger. Salcris shall have delivered to Reynolds the Certificate of Merger and Articles of Merger described in Section 1.7.

     6.13 Payment of Affiliate Receivables/Payables. Except for the obligations of Salcris described in Section 5.12, all amounts payable by Salcris or MediSpense to any shareholder, officer, director or subsidiary (direct or indirect) of Salcris, or to any Affiliate of any of the foregoing (except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary current business expenses) and all amounts payable to Salcris by any such persons shall have been paid.

     6.14 Termination of Restrictions on Salcris Shares. Salcris shall have delivered to Reynolds evidence reasonably satisfactory to Reynolds of the termination of all restrictions on transfer or rights of purchase or provisions relating to voting regarding the Salcris Shares whether contained in Salcris' Articles of Incorporation, Bylaws, a written or oral agreement or otherwise.

     6.15 Escrow Agreements. The Escrow Agreement and Donald Escrow Agreement shall have been executed.

     6.16 Reynolds' Due Diligence. Reynolds shall have completed its due diligence review with results satisfactory to Reynolds.

     6.17 Salcris Shareholder Approval. This Agreement and each of the transactions contemplated by this Agreement requiring approval by the shareholders of Salcris shall have been duly and validly approved by the shareholders of Salcris, no holders of Salcris Shares shall have exercised dissenters' rights, and the period for exercise of such rights shall have expired.

     6.18 Employment Agreements.    Mark Griffin, Henry W. Donald, Thomas A.
Wilcox and John H. Eads shall have executed employment agreements in the form attached as Exhibit 6.18 (collectively, the "EMPLOYMENT AGREEMENTS").

     6.19 Agreements Not to Compete. Henry W. Donald and Thomas C. Donald shall have executed agreements not to compete in the form attached as Exhibit 6.19 (the "NON-COMPETE AGREEMENTS").

     6.20 Termination and Release of Agreements. Salcris shall have delivered evidence satisfactory to Reynolds of termination of (i) the Employment Agreement, dated January 1993, between Mark A. Griffin and Salcris, (ii) the Employment Agreement, dated November 15, 1994 between Thomas A. Wilcox and Salcris, (iii) the Employment Agreement, dated April 14, 1994 between John H. Eads and Salcris, (iv) the consulting agreement between Thomas C. Donald and Salcris set forth in the Agreement Concerning Consultation Services and Settlement of Disputes, dated June 23, 1993, among Thomas C. Donald, Lynn D. Donald, Henry W. Donald and Salcris, and (v) the service agreement, dated May 16, 1993, between Altamont Capital Corporation and Salcris.

     6.21 Outstanding Obligations. Salcris shall have delivered written confirmations of the amounts payable in full satisfaction of the outstanding obligations for indebtedness of Salcris and MediSpense. Such confirmations shall be in substantially the form of Exhibit 6.21.

     6.22 Releases. Salcris shall have delivered written evidence satisfactory to Reynolds of the Releases required by Section 5.8.

     6.23 Transaction Expenses. Salcris shall have delivered to Reynolds a written confirmation and release in the form of Exhibit 6.23 from each person to whom any of the Salcris Companies are obligated with respect to the Transaction Expenses.

     6.24 TeleClaims Contract. Salcris and TeleClaims shall have executed an amendment to the Preferred Provider/Non-Compete Agreement, dated March 24, 1992, between Salcris and TeleClaims on terms which are acceptable to Reynolds.

     6.25 Assignment of Third Party Software. Salcris shall have delivered to the Surviving Corporation assignments, in form and substance acceptable to Reynolds, of all rights in and to any software owned by Salcris or MediSpense and used in the Business that has been developed by or with the assistance of any person or entity other than an employee of Salcris or MediSpense in the course of their employment.

     6.26 Release by Sarah Hollis and Chris Donald. Reynolds shall have received releases from each of Sarah Hollis and Chris Donald with respect to any liability of Salcris and MediSpense and their successors, including without limitation, liability for employee benefits.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SALCRIS. The obligation of Salcris to consummate this Agreement shall be subject to the satisfaction, on or before the Effective Time, of the following conditions, all or any of which may be waived by Salcris (the consequences of Salcris's waiver shall be as described in Section 17.11).

      7.1 Representations True at Closing. The representations and warranties made by the Reynolds Companies in Section 4 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (except for matters permitted by this Agreement) and Reynolds shall deliver to Salcris a certificate dated as of the Closing Date to the foregoing effect for each of the Reynolds Companies.

      7.2 Covenants of the Reynolds Companies. The Reynolds Companies shall have duly performed all of the covenants, acts or undertakings to be performed by them on or before the Closing Date, and Reynolds shall deliver to Salcris certificates dated as of the

Closing Date to the foregoing effect for each of the Reynolds Companies.

     7.3 Certified Resolutions. Reynolds shall have delivered to Salcris certificates executed by a duly authorized officer containing a true and correct copy of resolutions duly adopted by Newco's Board of Directors and sole shareholder and by Reynolds' Board of Directors approving and authorizing this Agreement and its consummation. Such officers shall also certify that such resolutions have not been revoked or modified and remain in full force and effect.

     7.4 Opinion of Counsel. An opinion of counsel for Reynolds and Newco shall have been delivered to Salcris, dated as of the Closing Date, in form and substance reasonably satisfactory to Salcris and its counsel, and containing the opinions identified in Exhibit 7.4.

     7.5 No Injunction, Etc. No proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement, which, in the reasonable judgment of Salcris, would make it inadvisable to consummate this Agreement.

     7.6 Consents, Waivers and Approvals. Salcris shall have received a true and correct copy of each consent, waiver or approval obtained by the Reynolds Companies and required for the Reynolds Companies' execution and consummation of this Agreement.

     7.7 Incumbency. Reynolds shall have delivered certificates of incumbency for each of the Reynolds Companies executed by a duly authorized officer listing the officers executing this Agreement and any other agreements or documents contemplated hereunder.

     7.8 Escrow Agreements. The Escrow Agreement and Donald Escrow Agreement shall have been executed.

     7.9 Certificate and Articles of Merger. Newco shall have delivered to Salcris the Certificate of Merger and Articles of Merger described in Section 1.7.

     7.10 Absence of Material Adverse Change. Reynolds shall not have suffered any change in its financial condition, business, property or assets which materially and adversely affects its business.

     7.11 Transmittal Letters. Reynolds shall have delivered at the Closing Transmittal Letters in a form ready for execution.

8.   MUTUAL COVENANTS.

     8.1 Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Sections 2, 3 or 4 of this Agreement inaccurate as of the Effective Time. Each party shall promptly notify the other of any action or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Salcris shall promptly notify Reynolds of any lawsuit, claim or investigation that may be threatened or brought against Salcris or MediSpense which would have been listed on Exhibit 2.13 if such lawsuit, claim or investigation had arisen prior to the date hereof. Each party shall promptly notify the other parties of any material adverse change in any representation or warranty made by such party in this Agreement.

     8.2 Tax Reporting. The parties will file their respective income tax returns on the basis that (i) this transaction qualifies as a "reorganization" under Section 368(a) of the Code and (ii) no interest is imputed under Section 483 (or any other provision) of the Code to the Shareholders upon receipt of the Escrow Shares out of escrow. The parties will not take a tax return position inconsistent with the foregoing tax return positions unless such inconsistent position shall arise out of or through an audit of such returns by the Internal Revenue Service or other taxing authority. The Shareholders shall cooperate with Reynolds to enable Reynolds to identify the Salcris tax attributes and tax basis information and shall provide Reynolds with all relevant records related thereto.

9.   CLOSING.

     9.1 Time and Place. The closing for the Merger (the "CLOSING") shall be held at the offices of Bradley, Arant, Rose and White, 2001 Park Place, Suite 1400, Birmingham, Alabama on May 10, 1995, at 10:00 a.m., or at such other place or on such other date as the parties hereto may mutually agree. The date on which the Closing is held is referred to in this Agreement as the "CLOSING DATE."

     9.2 Transactions at the Closing. At the Closing, each of the following transactions shall occur:

          (a) Salcris' Performance. At the Closing, Salcris shall deliver to Reynolds the following:

               (i) the certificates, agreements, opinions and documents described in Section 6;

               (ii)  the updated Exhibits required by Section 5.5;

               (iii) the certificate of Salcris described in Section 17.12; and

               (iv) such other evidence of the performance of all covenants and satisfaction of all conditions required of Salcris by this Agreement, at or prior to the Closing, as Reynolds or its counsel may reasonably require.

          (b) Performance by the Reynolds Companies. At the Closing, the Reynolds Companies shall deliver to Salcris, the holders of the Merged Shares, the Escrow Agent or certain other parties, as applicable, the following:

                (i) stock certificates representing the Reynolds Shares required to be delivered under Sections 1.6(a) and (d) shall be delivered to the Donald Shareholders in the denominations specified by the Donald Shareholders in writing to Reynolds no later than two (2) days prior to the Closing;

                (ii) stock certificates representing the Reynolds Shares required to be delivered under Section 1.6(b) shall be delivered to the Escrow Agent for deposit pursuant to the Escrow Agreement;

                (iii) stock certificates representing the Reynolds Shares required to be delivered under Section 1.6(c) shall be delivered to the Donald Escrow Agent for deposit pursuant to the Donald Escrow Agreement;

                (iv) the certificates, agreements, opinions and documents described in Section 6;

                (v) the certificates of Reynolds described in Sections 17.11 and 17.12;

                (vi) a certificate of good standing of Reynolds from the Secretary of State of Ohio and a certificate of good standing of Newco from the Secretary of State of Ohio, each as of the most recent practicable date; and

                (vii) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Reynolds Companies by this Agreement, at or prior to the Closing, as Salcris or its counsel may reasonably require.

     9.3 Default at Closing. Notwithstanding the provisions of Section 1, if either Reynolds or the Donald Shareholders shall fail or refuse to consummate the transactions set forth in this Agreement on or prior to the Closing Date, and if the other party shall not then be in material breach under terms of this Agreement, all other conditions to the Closing shall have been satisfied and the non-breaching party shall stand ready, willing and able to make tender of their deliveries required under Section 8.2, then, in addition to any other remedies available to it, the non-breaching party may invoke any equitable remedies to cause the Merger hereunder, including, without limitation, an action or suit for specific performance.

10.  EMPLOYEES OF SALCRIS.

     10.1 Identification of Employees. Exhibit 10.1 lists all employees of Salcris and MediSpense.

     10.2 Evaluation of Employees. From the date hereof to the Closing, Salcris will use its best efforts to maintain existing relations with its and MediSpense's employees and not to alter current personnel policies and practices with respect to such employees.

     10.3 General. Except as set forth in the Employment Agreements, nothing in this Agreement shall be construed as or deemed to be an undertaking by the Reynolds Companies to retain any employees of Salcris or MediSpense after the Effective Time, for any period of time, or under any particular terms and conditions, all of such matters to be at the Reynolds Companies' discretion. None of Salcris, the Shareholders or the Beneficial Parties will be liable for any violation of an implied employment agreement or under similar common law theory of recovery as a result of Reynolds terminating or failing to continue the employment of any employees of Salcris or MediSpense after the Closing in the absence of tangible evidence that the liability was created by Salcris or MediSpense prior to the Closing.

11. FURTHER ASSURANCES. If, after the Effective Time, the Surviving Corporation determines that any further documents or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Newco or Salcris vested in the Surviving Corporation as a result of the Merger, Newco and Salcris agree to execute and deliver all such documents in law and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement. The officers and directors of Salcris and the officers and directors of Newco are fully authorized in the name of Salcris or otherwise to take any and all such action.

12. SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. All representations and warranties made by Salcris, the Shareholders, the Beneficial Parties or the Reynolds Companies shall survive for a period of one (1) year after the Closing (except for the representations and warranties in Section 2.6 and 2.29 which shall survive for the periods of the applicable statutes of limitation; provided, however, that no claim for a breach of a representation or warranty, including without limitation a claim for indemnification pursuant to Section 16, may be brought under this Agreement by any person unless written notice of the claim shall have been given on or prior to the last day of the applicable survival period (in which event each representation and warranty with respect to any asserted claim shall survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied). Indemnification under the provisions of this Agreement shall be the sole remedy for the breach of the representations and warranties made under this Agreement. The individual representations and warranties made by the holders of the Merged Shares in the Transmittal Letters shall survive forever.

13. CONFIDENTIALITY OF INFORMATION. The provisions of the Disclosure Agreement between Salcris and Reynolds executed by Reynolds and Salcris on March 1, 1995 shall survive execution of this Agreement and are incorporated by reference in this Agreement as if written in this Agreement. The Donald Shareholders acknowledge that certain confidential and proprietary information (the "REYNOLDS INFORMATION") regarding the business operations of Reynolds will be disclosed to the Salcris Companies in connection with the Merger. The Donald Shareholders agree to hold such Reynolds Information in confidence pursuant to the referenced Confidentiality Agreement. The obligations of confidentiality contained in this Section shall survive the Closing or termination of this Agreement for any reason.

14. TERMINATION. This Agreement may be terminated, and the transactions contemplated herein abandoned (a) by the mutual written consent of Salcris and the Reynolds Companies; (b) by either Salcris or the Reynolds Companies upon the failure of the other to comply substantially with its or their conditions precedent to Closing and other obligations set forth herein on or before the Closing Date; or (c) automatically at 5:00 p.m. Dayton, Ohio time on May 31, 1995, if the Closing has not been completed by that time. Termination pursuant to this Section shall relieve the parties of their obligations hereunder with each party responsible for its own, fees, costs and expenses; provided, however that if the Agreement is terminated pursuant to (b) or (c) above because one party fails to use its reasonable best efforts to fulfill its obligations hereunder, such party shall remain liable to the other party for all losses, costs, expenses (including attorney's fees) and liabilities incurred by such other party as a result of such failure.

15.  TRANSACTION EXPENSES.

     15.1 Certain Transaction Expenses. Reynolds shall cause the Surviving Corporation to pay Salcris' liability for professional expenses related solely and directly to this Agreement and the transactions contemplated hereby which are incurred by Salcris (as opposed to such expenses incurred by the Shareholders or any employees of Salcris), up to $350,000 (the "TRANSACTION EXPENSES").

     15.2 Brokers. Reynolds and Salcris each represent and warrant to the other that no broker or finder has acted for it or them in connection with this Agreement, except that Salcris has retained Porter, White & Company, Inc. in connection with this Agreement.

     15.3 Expenses. Except for the Transaction Expenses covered under Section 5.1, all expenses incurred by the parties in connection with or related to the authorization, preparation, execution and consummation of this Agreement, including without limitation, all fees and expenses of agents, representatives, investment bankers, printers, counsel and accountants employed by any such party, and any severance, bonus or other employee-related expenses resulting from the Merger shall be borne solely by the party which has incurred the same.

16.  INDEMNIFICATION.

     16.1 Indemnification of the Reynolds Companies and the Surviving Corporation by the Shareholders and the Beneficial Parties. Salcris, the Shareholders and the Beneficial Parties agree to indemnify, defend and hold harmless the Reynolds Companies and the Surviving Corporation from and against any and all losses, damages, costs, expenses (including reasonable attorneys' fees), interest, penalties and liabilities (a "LOSS") incurred by the Reynolds Companies or the Surviving Corporation arising out of (a) the breach of any of the warranties, representations, covenants or agreements of Salcris, the Shareholders or the Beneficial Parties in this Agreement or in any certificate or document delivered to Reynolds in connection with this Agreement or any of the transactions contemplated hereby or (b) the solicitation of proxies from the Shareholders of Salcris in connection with any of the transactions provided for in this Agreement, including the Merger. Reynolds has the duty to mitigate damages resulting from any Loss. In no event shall Reynolds be entitled to recover its (as opposed to a third party's) lost profits or punitive damages. Salcris shall have the benefit of any insurance proceeds actually received as a result of any Loss, provided that Reynolds shall decide in its sole discretion whether to seek recovery against its insurers, and Reynolds will not have any rights of subrogation against such benefits.

     16.2 Indemnification of Salcris by the Reynolds Companies and the Surviving Corporation. The Reynolds Companies and the Surviving Corporation jointly and severally agree to indemnify, defend and hold harmless the holders of the Merged Shares from and against any Loss incurred by them arising out of the breach of any of the warranties, representations, covenants or agreements of Reynolds in this Agreement or in any certificate or document delivered to Salcris in connection with this Agreement or any of the transactions contemplated hereby. The holders of the Merged Shares have the duty to mitigate damages resulting from any Loss. In no event shall the holders of the Merged Shares be entitled to recover their (as opposed to a third party's) lost profits or punitive damages. Reynolds shall have the benefit of any insurance proceeds actually received as a result of any Loss, provided that the holders of the Merged Shares shall decide in their sole discretion whether to seek recovery against their insurers, and such holders will not have any rights of subrogation against such benefits.

     16.3 Procedures for Indemnification. "INDEMNITOR" shall mean the party against whom indemnity is sought, and "INDEMNITEE" shall mean the party seeking indemnification.

            (a) A claim for indemnification hereunder ("INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written declaration to Indemnitor (with a copy being contemporaneously forwarded to the Escrow Agent if the Indemnitor is a Shareholder or Beneficial Party) requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section
16.4 hereof), containing such other information as Indemnitee shall have concerning such Third Party Claim.

            (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 16.4 hereof shall be observed by Indemnitee and Indemnitor.

            (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser period as Indemnitee requests so as to avoid prejudice to the underlying claim) to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee (with a copy being forwarded contemporaneously to the Escrow Agent if the Indemnitor is a Shareholder or Beneficial Party) specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 16.3(d). If any objection is timely interposed by the Indemnitor and the dispute is not resolved within fifteen (15) days from the date Indemnitee (and the Escrow Agent if the Indemnitor is a Shareholder or Beneficial Party) receives such objection, such dispute will be resolved as provided in Section 17.13 of this Agreement.

            (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee, by an arbitration award or otherwise, Indemnitor shall pay the amount of such Indemnification Claim within fifteen (15) days of the date such amount is determined; provided, however, if the Indemnitor is a Shareholder or Beneficial Party and such amount has not otherwise been paid, such Indemnitor shall cause the Escrow Agent to pay the amount of such claim to the Indemnitee in accordance with the Escrow Agreement from the applicable Escrow

Fund, and if the amount of such Indemnification Claim exceeds the amount then remaining in the applicable Escrow Fund, the excess amount of such Indemnification Claim shall be promptly paid by the Indemnitor.

     16.4 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties with respect to such Third Party Claim shall be subject to the following terms and conditions.

           (a) For all Third Party Claims, the procedures in this Section 16.4(a) shall apply.

           The Indemnitee shall give the Indemnitor written notice of any Third Party Claim promptly after receipt by the Indemnitee of actual notice thereof. Indemnitor shall then have fifteen (15) days after receipt of Indemnitee's notice within which to notify Indemnitee in writing (i) whether or not Indemnitor disputes liability hereunder with respect to the Third Party Claim, and (ii) whether or not Indemnitor desires, at its sole cost and expense, to defend Indemnitee against such Third Party Claim; provided, however, that if Indemnitor notifies Indemnitee that Indemnitor desires to defend pursuant to clause (ii) and at the conclusion of that defense there remains any obligation to the party asserting the Third Party Claim, that shall constitute an admission by Indemnitor of Indemnitee's right to indemnification with respect to the Third Party Claim. Failure to notify Indemnitee within such 5-day period under clause
(i) in the preceding sentence shall constitute an admission by Indemnitor of Indemnitee's right to indemnification with respect to the Third Party Claim, and failure by Indemnitor to notify Indemnitee within such 5-day period under clause
(ii) in the preceding sentence shall give Indemnitee the right to settle or defend the Third Party Claim at Indemnitee's sole election. In the event Indemnitor notifies Indemnitee within such 15-day period that Indemnitor desires to defend the Third Party Claim, Indemnitor shall have the right to undertake and control defense of the Third Party Claim by appropriate proceedings with attorneys of Indemnitor's own choosing, which proceedings shall be settled or diligently prosecuted by Indemnitor in good faith to a final conclusion (i.e., agreement between a Shareholder or Beneficial Party and Reynolds, final judgment or arbitration award or settlement with the party asserting the Third Party Claim). If Indemnitee desires to participate in, but not control, any such defense or settlement, Indemnitee may do so at Indemnitee's sole cost and expense. If under any circumstance Indemnitee controls defense of the matter, Indemnitor shall have the right to participate in that defense at Indemnitor's sole cost and expense. If the Indemnitor fails or refuses to undertake the defense of the Third Party Claim within the 5-day period described in the second sentence of this paragraph, the Indemnitee shall have the right to defend, compromise and, subject to Section 16.5, settle such Third Party Claim with counsel of its own choosing.

            In the event a Shareholder or Beneficial Party is the Indemnitor, upon expiration of the 5-day period described in the second sentence of the preceding paragraph, Reynolds shall file with the Escrow Agent a notice pursuant to the Escrow Agreement (provided that payment of the Indemnification Claim shall not be due until determination of the amount of the Loss by agreement between such Indemnitor and Reynolds, a binding arbitration award, a final judgment or a settlement between Indemnitor and the third party claimant).

            Notwithstanding anything to the contrary in this Section 16.4(a), if the Third Party Claim is a tax audit which involves issues related to parties other than a Shareholder or Beneficial Party and Reynolds is the Indemnitee, Indemnitee shall retain the right to defend, compromise and settle (subject to Section 16.5) the Third Party Claim. If Indemnitee defends such a Third Party Claim, Indemnitor shall be entitled to participate in the defense, compromise and settlement of the Third Party Claim with counsel of Indemnitor's own choosing but at Indemnitor's cost and expense.

            (b) The Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management and clerical employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim.

      16.5 Settlement of Third Party Claims. No settlement of a Third Party Claim shall be made without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $5,000 or less where the Indemnitor has not responded within five (5) days of notice of a proposed settlement.

      16.6  Limitations.

            (a) Notwithstanding anything to the contrary herein, no Shareholder or Beneficial Party, as an Indemnitor, shall have any obligation until the aggregate of all Losses payable by such Indemnitors to the Indemnitee exceeds $82,500. Upon the aggregate of all Losses payable by any and all Shareholders and Beneficial Parties, as Indemnitors, exceeding $82,500, such Indemnitors shall be liable to the Indemnitee for the amount of such Losses in excess of $82,500. In addition, such Indemnitors shall not be liable for Losses arising in connection with a breach of the representation set forth in (a) Section 2.7 until the aggregate of all Losses payable thereunder exceeds $60,000, (b)
Section 2.8 until the
aggregate Losses payable thereunder exceed $200,000 and (c) Section 2.9 until the aggregate Losses payable thereunder exceed $60,000; nor shall such Indemnitors be liable for Losses arising in connection with (i) unpaid sales tax liabilities until the aggregate Losses payable exceed $240,000, (ii) unpaid use tax liabilities until the aggregate Losses payable exceed $24,950, (iii) unpaid vacation liabilities until the aggregate Losses payable exceed $43,000 and (iv) unpaid training liabilities until the aggregage Losses payable exceed $130,000.

            (b) Notwithstanding anything to the contrary herein, the Reynolds Companies and the Surviving Corporation, as Indemnitors, shall not have any obligation until the aggregate of all Losses payable to the Indemnitee exceeds $82,500. Upon the aggregate of all Losses payable by the Reynolds Companies and the Surviving Corporation, as Indemnitors, exceeding $82,500, such Indemnitors shall be liable to the Indemnitee for the amount of such Losses in excess of $82,500.

            (c) Notwithstanding anything to the contrary herein, the liability of each of Mark A. Griffin and John H. Eads under this Agreement shall not exceed 10% of the Management Bonuses received by each of them.

            (d) The payment of any Loss hereunder shall constitute an additional adjustment to the consideration paid for the Merged Shares. Any indemnification obligation of Reynolds shall be satisfied by the delivery of Reynolds Shares, and the number of shares to be delivered shall be computed on the basis of the Base Price.

            (e) Notwithstanding anything in this Section 16 to the contrary, the rights and obligations of the parties with respect to indemnification for any and all Taxes shall be determined under Section 18.

            (f) Notwithstanding anything to the contrary herein, except for the obligations under Section 16.1(a) with respect to breaches of the representations, warranties, covenants and agreements contained in Sections 2.3(a), 2.11, 3.1, 3.2 and 3.4, the liability of the Donald Shareholders under
Section 16 shall in no event exceed the following aggregate limits:

                 (i) $7,189,000 with respect to breaches, individually and in the aggregate, of the representations, warranties, covenants and agreements contained in Sections 2.4, 2.5, 2.6, 2.13(b), 2.17, 2.18, 2.20, 2.22, 2.24,
2.25, 2.28, 2.29, 4.4, 18.1 and 18.2 regardless of whether the breaching party had knowledge of the accuracy thereof, and breaches of the representations, warranties, covenants and agreements listed in Sections 16.6(f)(ii) and (iii) as to which the breaching party had knowledge of the accuracy thereof, (the "100% LIMITATION");

                 (ii) $3,594,500 with respect to breaches, individually and in the aggregate, of the representations, warranties, covenants and agreements contained in Sections 2.2, 2.3(b), 2.12, 2.13(a), 2.14, 2.16(b), 2.16(c), 2.19,
2.21, 2.23, 2.26, 4.2 and 4.3 as to which the breaching party had no knowledge of the accuracy thereof (the "50% LIMITATION"); and

                 (iii) $718,900 with respect to breaches, individually and in the aggregate, of the representations, warranties, covenants and agreements contained in Sections 2.1, 2.7, 2.8, 2.9, 2.10, 2.15, 2.16(a) and 4.1 as to
which the breaching party had no knowledge of the accuracy thereof (the "10% LIMITATION").

In no event shall the individual liability of any of the Donald Shareholders exceed (a) for breaches by such party that are subject to the 100% Limitation, 100% of the consideration received from Reynolds by such party in connection with the Merger and the Noncompete Agreements, (b) for breaches by such party that are subject to the 50% Limitation, 50% of the consideration received from Reynolds by such party in connection with the Merger and the Non-compete Agreements, and (c) for breaches by such party that are subject to the 10% Limitation, 10% of the consideration received from Reynolds by such party in connection with the Merger and the Non-compete Agreements.

Notwithstanding anything to the contrary herein, the liability of the Reynolds Companies under Section 16 shall in no event exceed the limitations set forth in Sections 16.6(f)(i), (ii) and (iii) with respect to breaches of the representations identified in such sections made by the Reynolds Companies.

The liability of the parties under Section 16 with respect to (x) breaches subject to the 100% Limitation, the 50% Limitation and the 10% Limitation shall not exceed, individually or in the aggregate, $7,189,000 and (y) breaches subject to the 50% Limitation and the 10% Limitation shall not exceed, individually or in the aggregate, $3,594,500.

            (g) To the extent that any party indemnified hereunder actually realizes a net tax benefit as a result of any Loss as to which it has been fully indemnified hereunder (except to the extent that its right to recover has been subject to the provisions of Sections 16.6(f) (ii) or (iii) above), such party shall reimburse the Indemnitor for the amount of any such net tax benefit that has been determined by its certified public accountant to be realizable by such party, but not until after such benefit has been realized by the indemnified party. In the event that the Indemnitee's realization of a tax benefit is successfully challenged by the relevant taxing authority, the Indemnitor shall return the amount of net tax benefit received from the Indemnitee, together with interest at the rate of prime plus 1% per annum, from the date upon which the Indemnitor received the net tax benefit reimbursement.

17.  MISCELLANEOUS.

     17.1 Accounting Records. After the Closing Date, the holders of the Merged Shares and their representatives shall have reasonable access to all of the books and records of the Salcris Companies to the extent that such access may reasonably be required by such persons in connection with matters relating to or affected by the operations of Salcris prior to the Effective Time. Such access shall be afforded by Reynolds upon receipt of reasonable advance notice and during normal business hours. The holders of the Merged Shares shall be solely responsible for any costs or expenses incurred by them pursuant to this Section, including with respect to Reynolds, all reimbursable out-of-pocket costs.

     17.2 Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given and received (a) on the date of delivery when delivered by hand or when transmitted by confirmed simultaneous telecopy, (b) on the following business day when sent by receipted overnight courier, or (c) three (3) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, as follows:

                (a)  If to Salcris (prior to the Effective Time) to:

                     Salcris Corporation
                     800 Concourse Parkway
                     Birmingham, AL  35244
                     Attn:  Mr. Mark A. Griffin
                     Fax:  (205) 444-5595

                     With a copy to:

                     Thomas N. Carruthers, Esq.
                     Bradley, Arant, Rose & White
                     2001 Park Place, Suite 1400
                     Birmingham, AL  35203
                     Fax:  (205) 252-0264

                (b)  If to Shareholders or Beneficial Parties to:

                     Henry W. Donald
                     Salcris Corporation
                     800 Concourse Parkway
                     Birmingham, AL  35244
                     Fax:  (205) 444-5595

                     Mark A. Griffin
                     Salcris Corporation
                     800 Concourse Parkway
                     Birmingham, AL  35244
                     Fax:  (205) 444-5595

                     John H. Eads
                     Salcris Corporation
                     800 Concourse Parkway
                     Birmingham, AL  35244
                     Fax:  (205) 444-5595

                     Thomas C. and Lynn D. Donald
                     P. O. Box 43288
                     Birmingham, AL  43288

                     With a copy to:

                     Mark D. McKnight, Esq.
                     3000 Riverchase Galleria, Suite 490
                     Birmingham, AL  35244
                     Fax:  (205) 985-3711

                     In each case with a copy to:

                     Thomas N. Carruthers, Esq.
                     Bradley, Arant, Rose & White
                     2001 Park Place, Suite 1400
                     Birmingham, AL  35203
                     Fax:  (205) 252-0264

                (c)  If to Reynolds to:

                     The Reynolds and Reynolds Company
                     800 Germantown Street
                     Dayton, Ohio  45407
                     Attn:  Mr. Jack Proud
                     FAX (513) 443-2080

                     With a copy to:

                     The Reynolds and Reynolds Company
                     Karen J. Blackwell, Esq.
                     800 Germantown Street
                     Dayton, Ohio  45407
                     FAX (513) 443-2094

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

     17.3 Assignment; Binding Effect. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective permitted successors, assigns and transferees.

     17.4 Headings; Exhibits and Schedules. The Section, Subsection and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The Exhibits and Schedules attached hereto are a material part of this Agreement and are incorporated herein by this reference.

     17.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

     17.6 Integration of Agreement. Except for the other agreements to be signed in connection with this Agreement, this Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereunder. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

     17.7  Time of Essence.  Time is of the essence in this Agreement.

     17.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio.

     17.9 Disclosure. Reynolds and Salcris each agree not to issue any press release or make any public announcement or other disclosure to competitors, customers, employees or any other person (except to employees and agents on a need-to-know basis in order to complete transactions and who agree not to make any unauthorized disclosure) concerning this Agreement except as required by law or with the advance written approval of the other party, which approval shall not be unreasonably withheld.

     17.10 Partial Illegality or Unenforceability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     17.11 Right to Proceed. If any of the conditions specified in Section 6 hereof have not been satisfied (provided that such conditions are specified in the certificate delivered pursuant to Section 17.12), Reynolds shall have the right to proceed with the transactions contemplated hereby, but Reynolds shall be deemed to have waived its rights hereunder with respect to such failed conditions. If any of the conditions specified in Section 7 hereof have not been satisfied (provided that such conditions are specified in a certificate delivered at Closing by Reynolds pursuant to Section 17.12), Salcris shall have the right to proceed with the transactions contemplated hereby, but Salcris shall be deemed to have waived its rights hereunder with respect to such failed conditions.

     17.12 Effect of Investigation. Any inspection, preparation or compilation of information or Exhibits or audit of the inventories, properties, financial condition or other matters relating to Salcris or the Business conducted by or on behalf of Reynolds pursuant to this Agreement shall in no way limit, affect or impair the ability of Reynolds to rely upon the representations, warranties, covenants and agreements of Salcris set forth herein. Notwithstanding the foregoing sentence, each of Reynolds and Salcris shall deliver at Closing a certificate identifying with specificity any breaches to their respective knowledge (or events which with notice, lapse of time or both would become breaches) of the representations, warranties, covenants or agreements of Salcris or the Reynolds Companies and any of the conditions specified in Section 6 or
Section 7 which have not been satisfied. Such certificates shall set forth all material facts related to such breaches, conditions or events. If Reynolds proceeds with the Closing, Reynolds shall be deemed to have waived its rights hereunder with respect to all breaches, conditions or events.

     17.13  Arbitration.

            (a) Any controversy, dispute or claim arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association ("AAA"), by which each party will be bound.

            (b) If the parties have not agreed during their negotiations on a single arbitrator to whom the controversy, dispute or claim will be submitted, either party may select an arbitrator and send written notice to the other party of the selection. The party receiving such notice will have 10 days from the date such party receives such notice of such selection to select a second arbitrator and send notice of such to the party who selected the first arbitrator. Failure to select the second arbitrator and to send timely notice, as provided above, empowers the arbitrator first selected to resolve the controversy. If both arbitrators have been duly named, they will as soon as is reasonably practicable (but within 30 days from the date the latter of the two arbitrators is named) name a third arbitrator who shall not be from the Dayton, Ohio or Birmingham, Alabama metropolitan areas. The provisions of the Federal Rules of Civil Procedure which provide for discovery shall be applicable to any such arbitration. The parties agree that such discovery must be completed within six (6) months after the claim has been filed with the AAA and service on the other party effected.

            (c) Any arbitration proceedings will be conducted in Nashville, Tennessee unless the parties otherwise agree.

            (d) The parties agree to be bound by the decision of the arbitrator and the decision thereof to be entered into any appropriate court or other jurisdiction. Unless otherwise provided in this Agreement, the prevailing party in the arbitration shall be promptly reimbursed for its reasonable costs and fees (including attorneys' fees) incurred in connection with the arbitration and shall not be responsible for the costs of arbitration.

     17.14 "Knowledge". For purposes of this Agreement, "to the best of ________'s knowledge" or "to ______________'s knowledge" shall mean the actual knowledge of the subject party; provided, however, that each person which is not a natural person shall be charged with the actual knowledge of its directors, officers and any other person who has represented such party in the transaction contemplated herein and Salcris shall also be charged with the actual knowledge of the Shareholders and the Beneficial Parties.

     17.15 "Owned Intellectual Intangibles". For purposes of this Agreement, "Onwed Intellectual Intangibles" shall mean (a) those designated on Exhibit 2.18 as being owned, and (b) disclosures which are owned by either of the Salcris Companies.

     17.16 "Used Intellectual Property Intangibles". For purposes of this Agreement, "Used Intellectual Property Intangibles" shall mean (a) those designated on Exhibit 2.18 as being licensed, (b) disclosures which are used by, but not owned by a Salcris Company, and (c) know-how.

18.  TAX INDEMNIFICATION.

     18.1 Indemnification by Shareholders. The Shareholders jointly and severally agree to indemnify, defend, and hold harmless Reynolds, including in its capacity, if any, as a transferee or successor of Salcris, and its successors and assigns from and against: (a) any and all Taxes and Tax Losses (as defined in Section 18.6) that arise out of the breach of any representation or warranty set forth in Sections 2.6 and 2.29, and (b) any and all Taxes imposed on Salcris for all taxable periods or portions thereof ending on or before the Closing Date and all related Tax Losses incurred by Reynolds.

     18.2 Indemnification By Reynolds. Reynolds agrees to indemnify, defend, and hold harmless the Shareholders from and against any and all Taxes and Tax Losses imposed on the Shareholders if a court of competent jurisdiction determines, or Reynolds enters into a settlement agreement with the Internal Revenue Service, that Reynolds' acquisition of Salcris' Shares does not qualify as a reorganization under Section 368(a) of the Code solely by reason of Reynolds' breach of any of the representations and warranties set forth in Section 4.4.

     18.3 Calculation of Indemnity Payment. Notwithstanding anything to the contrary herein, the amount of any indemnification payable under this Section 18 shall be an amount which is equal to the sum of (i) the applicable Tax imposed and (ii) the Tax Losses associated with such Tax.

     18.4  Tax Contests.

           (a) After the Closing, Reynolds shall notify Shareholders, and Shareholders shall notify Reynolds, as the case may be, in writing of any written notice of a proposed assessment of Tax or claim for Tax raised in an audit or administrative or judicial proceeding that, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 18. Any failure of one party to give timely notice to the other pursuant to this Section
18.4 shall preclude any claim for indemnification for such Tax if such failure materially prejudices such other.

           (b)  In the event of a proposed assessment of Tax described in
Section 18.1, Reynolds shall have the right to participate in and control the audit or other proceeding for the determination of such Tax. The Shareholders shall have the right at their expense to participate in such audit or proceeding, but shall not have any right to control all or any portion of such audit or proceeding.

           (c)  In the event of a proposed assessment of Tax described in
Section 18.2, the Shareholders shall have the right to participate in and control the audit or proceeding for the determination of such Tax. Reynolds shall have the right, at its expense, to participate in such audit or proceeding, but shall not have any right to control all or any portion of such audit or proceeding. Notwithstanding any of the foregoing, the Shareholders shall not settle, compromise or abandon without Reynolds' prior written consent to any claim for Tax described in Section 18.2.

           (d) The Shareholders and Reynolds agree to cooperate in the defense against or the compromise of a proposed assessment of Tax described in Section
18.1 or Section 18.2.

     18.5 Time of Payment. Payment of any Tax or any Tax Losses for which a party is entitled to indemnification under Section 18.1 or Section 18.2 shall be made on or before the later to occur of (a) five (5) business days following an agreement between Shareholders and Reynolds that one party is obligated to indemnify the other for such Tax, and (b) five (5) business days before the due date of or the payment of such Tax to the relevant taxing authority.

     18.6 Definitions. For purposes of this Section 18, the following terms shall have the following meanings:

           (a)  "TAX" or "TAXES" shall have the meanings set forth in Section
2.29.

           (b) "TAX LOSS" means all costs and expenses (including reasonable attorneys' fees through all appellate levels) directly incurred with respect to any Taxes for which a party is entitled to indemnification under Sections 18.1 and 18.2. Notwithstanding the above, a Tax Loss shall not arise from a sale or disposition of the Reynolds Shares by any of the Donald Shareholders at any time beginning one year after the Closing Date.

     The parties have executed this Agreement as of this 10th day of May, 1995.

                                    "Salcris":

                                    SALCRIS CORPORATION

                                    By
                                      ------------------------------------------
                                      Mark A. Griffin
                                      President

                                    "Reynolds":

                                    THE REYNOLDS AND REYNOLDS COMPANY

                                    By
                                      -----------------------------------------
                                      H. John Proud
                                      President, Healthcare Systems Division

                                    "Newco":

                                    SC ACQUISITION CORP.

                                    By
                                      -----------------------------------------
                                      H. John Proud
                                      President


                                    -------------------------------------------
                                    HENRY W. DONALD

                                    -------------------------------------------
                                    LYNN D. DONALD, Individually

                                    -------------------------------------------
                                    LYNN D. DONALD, as Trustee of
                                    the Duty Trust

                                    -------------------------------------------
                                    MARK A. GRIFFIN

                                    -------------------------------------------
                                    JOHN H. EADS

                                    -------------------------------------------
                                    THOMAS C. DONALD

648000\551BLS7.ACQ
5-10-95-8